                                                                   EXHIBIT 10.8



                         AGREEMENT AND PLAN OF MERGER



                                 BY AND AMONG



                        SBA COMMUNICATIONS CORPORATION,
                       A FLORIDA CORPORATION ("PARENT")

                                      AND

                       SBA CONSTRUCTION SERVICES, INC.,
                     A FLORIDA CORPORATION ("SUBSIDIARY")

                                      AND

                      COM-NET CONSTRUCTION SERVICES, INC.
                     A CALIFORNIA CORPORATION ("COM-NET")

                                      AND

                       DANIEL J. ELDRIDGE, A RESIDENT OF
                      THE STATE OF TENNESSEE ("ELDRIDGE")

                                      AND

                     ELDRIDGE FAMILY LIMITED PARTNERSHIP,
          A TENNESSEE LIMITED PARTNERSHIP (THE "LIMITED PARTNERSHIP")
                      (COLLECTIVELY, THE "SHAREHOLDERS")



                          DATED AS OF MARCH 31, 1999

                               TABLE OF CONTENTS

                                                                           Page
                                                                           ----
 ARTICLE I

     THE MERGER.........................................................   2
     1.1    The Merger..................................................   2
     1.2    The Closing.................................................   2
     1.3    Effective Time of the Merger................................   2
     1.4    Effect of the Merger........................................   2

ARTICLE II

     THE SURVIVING CORPORATION..........................................   3
     2.1    Certificate of Incorporation................................   3
     2.2    Bylaws......................................................   3
     2.3    Board of Directors and Officers.............................   3

ARTICLE III

     MERGER CONSIDERATION AND PROCEDURES................................   3
     3.1    Consideration and Adjustments...............................   3
     3.2    Exchange of Com-Net Common Stock Certificates...............   7
     3.3    No Further Rights...........................................   7
     3.4    Closing of Com-Net's Transfer Books.........................   7

ARTICLE IV

     REPRESENTATIONS AND WARRANTIES OF COM-NET AND THE SHAREHOLDERS.....   8
     4.1    Organization and Good Standing..............................   8
     4.2    Duly Authorized.............................................   8
     4.3    No Subsidiaries.............................................   8
     4.4    Enforceability..............................................   8
     4.5    No Conflicts................................................   9
     4.6    No Consents.................................................   9
     4.7    Capitalization..............................................   9
     4.8    Title to and Issuance of Shares.............................   9
     4.9    Financial Statements........................................  10
     4.10   Books and Records...........................................  10
     4.11   No Undisclosed Liabilities..................................  10
     4.12   Taxes.......................................................  10

     4.13   Employee Benefit Plans and Compliance with ERISA............  11
     4.14   Compliance with Legal Requirements and
            Governmental Authorizations.................................  11
     4.15   Legal Proceedings and Orders................................  12
     4.16   Absence of Certain Changes Since Date of Balance
            Sheets......................................................  12
     4.17   Property....................................................  13
     4.18   Contracts...................................................  13
     4.19   Hazardous Materials.........................................  16
     4.20   Employees...................................................  16
     4.21   Labor Relations; Compliance.................................  16
     4.22   Certain Payments............................................  16
     4.23   Disclosure..................................................  17
     4.24   Related Party Transactions..................................  17
     4.25   Intentionally Deleted.......................................  17
     4.26   Defects.....................................................  17
     4.27   Utilities and Access........................................  17
     4.28   Liens.......................................................  18
     4.29   Real Property Taxes and Assessments.........................  18
     4.30   Condemnation................................................  18
     4.31   No Flood Hazard Area........................................  18
     4.32   Year 2000 Matters...........................................  18
     4.33   Accredited Investor.........................................  19
     4.34   Accurate Documents..........................................  20
     4.35   Accuracy of Representations and Warranties..................  20

ARTICLE V

     REPRESENTATIONS AND WARRANTIES OF SUBSIDIARY AND PARENT............  20
     5.1    Authority...................................................  20
     5.2    Capitalization..............................................  21
     5.3    Reports and Financial Statements............................  21
     5.4    Merger Consideration........................................  21
     5.5    Accuracy of Representations and Warranties..................  22

ARTICLE VI

     COVENANTS OF THE SHAREHOLDERS AND COM-NET..........................  22
     6.1    Affirmative Covenants.......................................  22
     6.2    Negative Covenants..........................................  24
     6.3    Lock-Up Agreement...........................................  27

ARTICLE VII

     COVENANTS OF SUBSIDIARY AND PARENT.................................  27

     7.1    Employment of Eldridge......................................  27
     7.2    Com-Net Account Receivable..................................  30
     7.3    Note Payable................................................  30

ARTICLE VIII

     CONDITIONS PRECEDENT TO SUBSIDIARY'S AND PARENT'S PERFORMANCE......  31
     8.1    Performance of Covenants and Accuracy of
            Representations.............................................  31
     8.2    No Legal Action Against Contemplated Transactions...........  31
     8.3    No Claim Regarding Stock Ownership or Sale
            Proceeds....................................................  31
     8.4    No Prohibitions.............................................  31
     8.5    Estoppels...................................................  32
     8.6    Title to Shares and Property................................  32
     8.7    Environmental Assets........................................  32
     8.8    Zoning and Land Use.........................................  32
     8.9    FAA and FCC Matters.........................................  32
     8.10   No Change in the Property...................................  33
     8.11   Execution and Delivery of Documents.........................  33
     8.12   Third Party Approvals.......................................  33
     8.13   Opinions of Counsel.........................................  33
     8.14   Subsidiary's Satisfaction...................................  33
     8.15   HSR Act.....................................................  33
     8.16   Completion of Audit; Reviewed Financials....................  33
     8.17   Release.....................................................  33
     8.18   Approvals...................................................  34
     8.19   Permits, Consents and Licenses..............................  34
     8.20   SBA/LLC Purchase Agreement..................................  34

ARTICLE IX

     CONDITIONS PRECEDENT TO SHAREHOLDERS' PERFORMANCE..................  34
     9.1    Performance of Covenants and Accuracy of
            Representations.............................................  35
     9.2    Execution and Delivery of Documents.........................  35

ARTICLE X

     EXPENSES...........................................................  35
     10.1   Attorneys' Fees.............................................  35
     10.2   Transfer Taxes; Recording Costs.............................  36
     10.3   Other Expenses..............................................  36

ARTICLE XI

     INDEMNIFICATION....................................................  36
     11.1   Survival; Right to Indemnity Not Affected by
            Knowledge...................................................  36
     11.2   Indemnification by the Shareholders and Com-Net.............  36
     11.3   Indemnification by Subsidiary and Parent....................  37
     11.4   Procedure for Indemnification...............................  37
     11.5   Right of Offset.............................................  38

ARTICLE XII

     DEFAULT............................................................  39
     12.1   Subsidiary's or Parent's Default............................  39
     12.2   Com-Net or Shareholders' Default............................  39

ARTICLE XIII

     MISCELLANEOUS......................................................  39
     13.1   Brokers.....................................................  39
     13.2   Interpretation..............................................  39
     13.3   Notices.....................................................  40
     13.4   Enforcement Costs...........................................  40
     13.5   Assignment..................................................  40
     13.6   Governing Law...............................................  40
     13.7   Arbitration.................................................  40
     13.8   Integration.................................................  41
     13.9   Amendments..................................................  41
     13.10  Binding Effect..............................................  41
     13.11  Further Assurances..........................................  41
     13.12  Third Parties...............................................  41
     13.13  Counterparts; Facsimile Delivery............................  42
     13.14  Severability................................................  42

                         AGREEMENT AND PLAN OF MERGER
                         ----------------------------

     AGREEMENT AND PLAN OF MERGER (this "Merger Agreement"), dated as of March 31, 1999, by and among SBA COMMUNICATIONS CORPORATION, a Florida corporation, having an address at One Town Center Road, Third Floor, Boca Raton, Florida 33486, Attn: Jeffrey A. Stoops, Senior Vice President, Fax Number (561) 997-0343 ("Parent"), SBA CONSTRUCTION SERVICES, INC., a Florida corporation and an indirectly wholly owned subsidiary of Parent, having an address at One Town Center Road, Third Floor, Boca Raton, Florida 33486, Attn: Jeffrey A. Stoops, Senior Vice President, Fax Number (561) 997-0343 ("Subsidiary"), COM-NET CONSTRUCTION SERVICES, INC., a California corporation, having an address at 121 Boone Ridge Drive, Johnson City, Tennessee 37615, Attn: Daniel J. Eldridge, Fax Number (423) 952-0863 ("Com-Net"), DANIEL J. ELDRIDGE, an individual domiciled in the State of Tennessee, having an address at 121 Boone Ridge Drive, Johnson City, Tennessee 37615, Attn: Daniel J. Eldridge, Fax Number (423)952-0863 ("Eldridge"), and ELDRIDGE FAMILY LIMITED PARTNERSHIP, a Tennessee limited partnership, having an address at 121 Boone Ridge Drive, Johnson City, Tennessee, Attn: Daniel J. Eldridge, Fax Number (423)952-0863 (the "Limited Partnership," together with Eldridge, the "Shareholders"). Capitalized terms used but not otherwise defined in this Merger Agreement shall have the meanings set forth in Exhibit "1".
             -----------

                             W I T N E S S E T H:
                             -------------------

     WHEREAS, Parent, Subsidiary and Com-Net desire to merge Com-Net with and into Subsidiary upon the terms and subject to the conditions set forth herein (the "Merger");

     WHEREAS, the Shareholders have approved the Merger, upon the terms and subject to the conditions set forth herein;

     WHEREAS, for federal income tax purposes, it is intended that the Merger shall qualify as a reorganization within the meaning of Sections 368(a)(1)(A) and 368(a)(2)(D) of the Internal Revenue Code of 1986, as amended (the "Code");

     WHEREAS, the parties to this Merger Agreement desire to adopt this Merger Agreement as a Plan of Reorganization and to consummate the Merger in accordance with Section 368(a) of the Code; and

     WHEREAS, each of the parties to this Merger Agreement desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe various conditions thereto.

     NOW, THEREFORE, in consideration of the foregoing premises and the representations, warranties and agreements contained herein, the parties to this Merger Agreement agree as follows:

                                   ARTICLE I

                                  THE MERGER

     1.1  THE MERGER.    Upon the terms and subject to the conditions hereof, at
the Effective Time (as defined in Section 1.3), Com-Net shall be merged with and into Subsidiary and the separate existence of Com-Net shall thereupon cease and Subsidiary shall continue as the surviving corporation in the Merger (the "Surviving Corporation") under the laws of the State of Florida under the name set forth in the Certificate of Incorporation of the Surviving Corporation.

     1.2  THE CLOSING.    The closing of the Merger (the "Closing") will take
place at the offices of Com-Net located at 121 Boone Ridge Drive, Johnson City, Tennessee, on the later of (i) April 30, 1999, or (ii) the Business Day immediately following the date as of which each of the conditions set forth in Articles VIII and IX have been fulfilled or waived or on such other date as the parties hereto may mutually agree ("Closing Date"); provided, however, that in
                                                    --------  -------
any event the Closing Date shall be not later than September 30, 1999.

     1.3  EFFECTIVE TIME OF THE MERGER.    As soon as practicable on the Closing
Date, Com-Net and Subsidiary shall cause a Certificate of Merger to be filed with the office of the Secretary of State of the State of California (the "Certificate of Merger") in accordance with the provisions of the California Corporations Codes, as amended, and shall cause a Certificate of Merger to be filed with the office of the Secretary of State of the State of Florida (the "Florida Filing") in accordance with the provisions of the Florida Business Corporation Act, as amended (the "FBCA"). When used in this Merger Agreement, the term "Effective Time" shall mean 12:01 a.m. on the Closing Date.

     1.4  EFFECT OF THE MERGER.    The Merger shall, from and after the
Effective Time, have all the effects provided by the FBCA. If at any time after the Effective Time the Surviving Corporation shall consider or be advised that any further deeds, conveyances, assignments or assurances in law or any other acts are necessary, desirable or proper to vest, perfect or confirm, of record or otherwise, in the Surviving Corporation, the title to any property or rights of Subsidiary or Com-Net (the "Constituent Corporations") to be vested in the Surviving Corporation, by reason of, or as a result of, the Merger, or otherwise to carry out the purposes of this Merger Agreement, the Constituent Corporations agree that the Surviving Corporation and its proper officers and directors shall execute and deliver all such deeds, conveyances, assignments and assurances in law and do all things necessary, desirable or proper to vest, perfect or confirm title to such property or rights in the Surviving Corporation and otherwise to carry out the purposes of this Merger Agreement, and that the proper officers and directors of the Surviving Corporation are fully authorized in the name of each of the Constituent Corporations or otherwise to take any and all such action.

                                  ARTICLE II

                           THE SURVIVING CORPORATION

     2.1  CERTIFICATE OF INCORPORATION.   The Certificate of Incorporation of
Subsidiary as in effect immediately prior to the Effective Time shall be the Certificate of Incorporation of the Surviving Corporation after the Effective Time.

     2.2  BYLAWS.   The Bylaws of Subsidiary as in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation, until thereafter changed or amended as provided therein or by applicable law.

     2.3  BOARD OF DIRECTORS AND OFFICERS.   The directors and officers (except
the President) of Subsidiary immediately prior to the Effective Time shall be the directors and officers of the Surviving Corporation, in each case, until the earlier of their respective resignations or the time that their respective
successors are duly elected or appointed and qualified.   The Surviving
Corporation's Board of Directors shall, concurrently with the Merger, adopt an action by written consent electing Eldridge as the President of the Surviving Corporation.

                                  ARTICLE III

                      MERGER CONSIDERATION AND PROCEDURES

     3.1  CONSIDERATION AND ADJUSTMENTS.   The consideration for the
Shareholders to enter into the Contemplated Transactions (collectively, the "Merger Consideration") shall be as follows:

          (a) Subsidiary shall deliver to the Shareholders the following sums (the "Cash Consideration") by cashier's check, attorneys' trust account check or bank wire transfer of immediately available funds to an account designated by the applicable Shareholder:

               (i) Subject to Section 7.1(f)(ii) and Section 11.5 below, promptly following delivery to the Shareholders of the EBITDA Calculation (as defined below) for the twelve (12) month period ended December 31, 1999, $500,000 for each $250,000 (but not a portion thereof), if any, that the EBITDA of the Surviving Corporation for the twelve (12) month period ended December 31, 1999 exceeds $2,000,000 but not to exceed a total of $2,500,000 (the A1999 Cash Payment@), 66b% of which will be delivered to Eldridge and 33a% of which will be delivered to the Limited Partnership; provided, however, at the option of Parent
                                      --------  -------
and Subsidiary, in the event a Change in Control occurs on or before December 31, 1999, the obligations of Parent and Shareholder under this Section 3.1(a)(i) and Section 3.1(a)(ii) below shall be satisfied by delivery of $2,500,000 upon the occurrence of such Change in Control.

               (ii) Subject to Section 3.1(a)(i) above and Section 7.1(f)(ii) and Section 11.5 below, promptly following delivery to the Shareholders of the EBITDA Calculation for the twelve (12) month period ended December 31, 2000, $500,000 for each $250,000 (but not a portion thereof), if any, that the EBITDA of the Surviving Corporation for the twelve (12) month period ended December 31, 2000 exceeds $4,000,000 but not to exceed a total sum equal to the difference between $2,500,000 and the 1999 Cash Payment (the A2000 Cash Payment@), 66b% of which will be delivered to Eldridge and 33a% of which will be delivered to the Limited Partnership; provided, however, (A) in the event a Change in Control
                     --------  -------
occurs on or before December 31, 1999, at the option of Parent and Subsidiary, the obligations of Parent and Subsidiary under this Section 3.1(a)(ii) shall be satisfied as provided in Section 3.1(a)(i) above and (B) in the event a Change in Control occurs subsequent to December 31, 1999 but on or before December 31, 2000, at the option of Parent and Subsidiary, the obligations of Parent and Subsidiary under this Section 3.1(a)(ii) shall be satisfied by delivery of a sum equal to the difference between $2,500,000 and the 1999 Cash Payment upon the occurrence of such Change in Control.

          (b) By virtue of the Merger and without any action on the part of the Shareholders, all of the Shares then issued and outstanding shall be converted into, and become exchangeable for, shares (the "Conversion Shares") of Parent Common Stock (the "Share Consideration") as follows:

               (i) On the Closing Date, Three Hundred Thousand Conversion Shares (the "Initial Conversion Shares"), 200,000 of which shall be issued to Eldridge and 100,000 of which shall be issued to the Limited Partnership.

               (ii) Subject to Section 7.1(f)(ii) and Section 11.5 below, promptly following delivery to the Shareholders of the EBITDA Calculation for the twelve (12) month period ended December 31, 1999, 160,000 Conversion Shares for each $250,000 (but not a portion thereof), if any, that the EBITDA of the Surviving Corporation for the twelve (12) month period ended December 31, 1999 exceeds $2,000,000 but not to exceed a total of 800,000 Conversion Shares (the "1999 Conversion Shares"), 66b% of which will be issued to Eldridge and 33a% of which will be issued to the Limited Partnership; provided, however, in the
                                                 --------  -------
event a Change in Control occurs on or before December 31, 1999, at the option of Parent and Subsidiary, the obligations of Parent and Shareholder under this
Section 3.1(b)(ii) and Sections 3.1 (b)(iii) and (b)(iv) below shall be satisfied by delivery of 800,000 Conversion Shares upon the occurrence of such Change in Control.

               (iii) Subject to Section 3.1(b)(ii) above and Section 7.1(f)(ii) and Section 11.5 below, promptly following delivery to the Shareholders of the EBITDA Calculation for the twelve (12) month period ended December 31, 2000, 100,000 Conversion Shares for each $250,000 (but not a portion thereof), if any, that the EBITDA of the Surviving Corporation for the twelve (12) month period ended December 31, 2000 exceeds $3,000,000 and is less than or equal to $4,000,000 but not to exceed a total of 400,000 Conversion Shares (the "2000

Conversion Shares"), 66b% of which will be issued to Eldridge and 33a% of which will be issued to the Limited Partnership; provided, however, (A) in the event a
                                           --------  -------
Change in Control occurs on or before December 31, 1999, at the option of Parent and Subsidiary, the obligations of Parent and Subsidiary under this Section 3.1(b)(iii) shall be satisfied as provided in Section 3.1(b)(ii) above and (B) in the event a Change in Control occurs subsequent to December 31, 1999 but on or before December 31, 2000, at the option of Parent and Subsidiary, the obligations of Parent and Shareholder under this Section 3.1(b)(iii) and Section 3.1(b)(iv) below shall be satisfied by delivery of 400,000 Conversion Shares upon the occurrence of such Change in Control.

               (iv) Subject to Sections 3.1(b)(ii) and (iii) above and Section 7.1(f)(vi) and Section 11.5 below, in addition to the 2000 Conversion Shares to which the Shareholders may be entitled under Section 3.1(b)(iii) above, promptly following delivery to the Shareholders of the EBITDA Calculation for the twelve
(12) month period ended December 31, 2000, 160,000 Conversion Shares for each $250,000 (but not a portion thereof), if any, that the EBITDA of the Surviving Corporation for the twelve (12) month period ended December 31, 2000 exceeds $4,000,000 but not to exceed a total number of Conversion Shares equal to the difference between 800,000 and the total number of 1999 Conversion Shares issued to the Shareholders (the "Additional 2000 Shares"), 66b% of which will be issued to Eldridge and 33a% of which will be issued to the Limited Partnership; provided, however, (A) in the event a Change in Control occurs on or before
--------  -------
December 31, 1999, at the option of Parent and Subsidiary, the obligations of Parent and Subsidiary under this Section 3.1(b)(iv) shall be satisfied as provided in Section 3.1(b)(ii) above and (B) in the event a Change in Control occurs subsequent to December 31, 1999 but on or before December 31, 2000, at the option of Parent and Subsidiary, the obligations of Parent and Subsidiary under this Section 3.1(b)(iv) shall be satisfied as provided in Section 3.1(b)(iii) above.

          (c) For the purposes of calculating the amounts of the 1999 Cash Payment and/or 2000 Cash Payment, if any, and/or the number of 1999 Conversion Shares, 2000 Conversion Shares and/or the Additional 2000 Conversion Shares, if any, which the Shareholders may be entitled to under clauses Sections 3.1(a) and
(b) above, promptly following each of December 31, 1999 and December 31, 2000, the Parent shall cause its accountants to calculate and deliver to the Shareholders a report of the EBITDA of the Surviving Corporation for the twelve
(12) month period then ended (in each instance, an "EBITDA Calculation").

          (d) Other than in connection with a Change in Control, for purposes of Sections 3.1(a) and (b) above, Parent agrees to maintain the Surviving Corporation as an independent subsidiary and not merge it with or otherwise consolidate it into Parent or any Affiliate of Parent until December 31, 1999, or until Eldridge and the Limited Partnership are no longer entitled to receive Cash Consideration or Share Consideration pursuant to Sections 3.1(a) or (b) above. If the Surviving Corporation is merged with or otherwise consolidated into any Person (whether Parent or an Affiliate of Parent) after December 31, 1999, until Eldridge and the Limited Partnership are no longer entitled to receive Cash Consideration or Share Consideration pursuant to Sections 3.1(a) or (b) above, Parent shall maintain (or cause its successor or the successor of the Subsidiary to maintain) books and records so as to permit the separate calculation of the EBITDA Calculation.

          (e) The Conversion Shares to be delivered to each of the Shareholders pursuant to the Merger in accordance with Section 3.1(b) hereof shall be subject to the following restrictions on transfer:

          "The securities represented hereby have not been registered under the Securities Act of 1933, as amended, or applicable state securities laws. These securities have been acquired for investment and not with a view to distribution or resale, and may not be sold, pledged, hypothecated or otherwise transferred without an effective registration statement for such securities under the Securities Act of 1933, as amended, and applicable state securities laws, or the Company has received the written opinion of counsel satisfactory to the Company to the effect that registration is not required under such act and applicable state securities laws.

          The Company will furnish to the holder of this certificate upon request and without charge a full statement describing the Company's authority to issue different classes of shares of stock and different series within a class, the designations, relative rights, preferences, and limitations applicable to each class and limitations determined for each series, and the authority of the Board of Directors to determine variations for future series.

          The securities represented by this certificate are also subject to additional restrictions on transfer specified in the Agreement and Plan of Merger, dated as of March 31, 1999, among the Company, SBA Construction Services, Inc., a Florida corporation, Com-Net Construction Services, Inc., a California corporation, Daniel J. Eldridge, an individual, and Eldridge Family Limited Partnership, a Tennessee limited partnership."


     3.2  EXCHANGE OF COM-NET COMMON STOCK CERTIFICATES.

          (a) The Initial Conversion Shares shall be deemed to have been issued at the Effective Time. The 1999 Conversion Shares and/or the 2000 Conversion Shares and/or the Additional 2000 Conversion Shares shall be deemed to have been issued, if at all, at such time as the Shareholders become entitled to the same, if at all, under Section 3.1(b) above.

          (b) From and after the Effective Time, Eldridge and the Limited Partnership shall be entitled to receive in exchange for surrendering to Subsidiary their certificates which, immediately prior to the Effective Time, represented outstanding Shares (the "Com-Net Certificates"), certificates representing 200,000 and 100,000 Initial Conversion Shares, respectively. From and after the Effective Time, Subsidiary shall be entitled to treat each Com-Net Certificate which has not yet been surrendered for exchange as evidencing the ownership of the number of Initial Conversion Shares of Parent Common Stock into which the Shares represented by such Com-Net Certificate shall have been converted pursuant to Section 3.1 hereof, notwithstanding the failure of Eldridge or the Limited Partnership to surrender such Com-Net Certificate. However, notwithstanding any other provision of this Merger Agreement, until the Shareholders or their transferees have surrendered their Com-Net Certificates for exchange as provided herein, no dividends shall be paid with respect to any shares represented by such Com-Net Certificate. Upon surrender of a Com-Net Certificate, there shall be paid to the holder of such Com-Net Certificate the amount of any dividends which theretofore became payable, but which were not paid by reason of the foregoing. If any certificate for shares of Parent Common Stock is to be issued in a name other than that in which Com-Net Certificate surrendered in exchange therefor is registered, it shall be a condition of such exchange that the person requesting such exchange shall pay any transfer or other taxes required by reason of the issuance of certificates for such shares of Parent Common Stock in a name other than that of the registered holder of any such Com-Net Certificate surrendered.

     3.3 NO FURTHER RIGHTS. From and after the Effective Time, holders of Com-Net Certificates shall cease to have any rights as shareholders of Com-Net or the Surviving Corporation, except as provided herein or by law.

     3.4  CLOSING OF COM-NET'S TRANSFER BOOKS.   At the Effective Time, the
stock transfer books of Com-Net shall be closed and no transfer of Com-Net Common Stock shall be made thereafter. If after the Effective Time Com-Net Certificates are presented to Subsidiary or the Surviving Corporation, they shall be canceled and exchanged for Parent Common Stock as provided in Section 3.2.

                                  ARTICLE IV

                       REPRESENTATIONS AND WARRANTIES OF
                         COM-NET AND THE SHAREHOLDERS

     As a material inducement to Subsidiary and Parent to enter into this Merger Agreement, Com-Net and each of the Shareholders represent and warrant to Subsidiary and Parent as follows:

     4.1  ORGANIZATION AND GOOD STANDING.

          (a) COM-NET. Com-Net is a corporation duly organized, validly existing, and in good standing under the laws of the state of its incorporation, with full corporate power and authority to conduct its business as it is now being conducted, to own or use the properties and assets that it purports to own or use, and to perform all its obligations under the Office Leases, Construction Contracts, Ground Leases, Easements, Tenant Leases and all other Contracts to which it is a party. Com-Net is duly qualified to do business as a foreign corporation and is in good standing under the laws of each state or other jurisdiction in which either the ownership or use of the properties owned or used by it, or the nature of the activities conducted by it, requires such qualification.

          (b) THE LIMITED PARTNERSHIP. The Limited Partnership is a limited partnership duly organized, validly existing and in good standing under the laws of the state of its organization, with full power and authority to conduct its business as it is now being conducted.

     4.2 DULY AUTHORIZED. Com-Net and each of the Shareholders has the absolute and unrestricted right, power, authority (corporate or otherwise), and capacity to execute and deliver this Merger Agreement and to perform their obligations under this Merger Agreement and the Shareholders' Closing Documents to which each of them is a party and to perform their obligations under this Merger Agreement and the Shareholders' Closing Documents to which each of them is a party. The execution and delivery of this Merger Agreement and each of the Shareholders' Closing Documents, as well as the consummation of the Contemplated Transactions, have been approved by the Board of Directors and each shareholder of Com-Net, and no other corporate or other proceedings on the part of Com-Net and the Limited Partnership (including, without limitation, obtaining approval of Com-Net's shareholders or directors or the Limited Partnership's limited or general partners) shall be necessary or required to authorize this Merger Agreement, each of the Shareholders' Closing Documents or the Contemplated Transactions.

     4.3  NO SUBSIDIARIES.  Com-Net does not own any Subsidiaries.

     4.4 ENFORCEABILITY. This Merger Agreement constitutes the legal, valid, and binding obligation of each Shareholder and Com-Net, enforceable against each Shareholder and Com-Net in accordance with its terms. Upon the execution and delivery by each Shareholder and Com-Net of each of the Shareholders' Closing Documents to which it is a party, each of the Shareholders' Closing Documents will constitute the legal, valid, and binding obligations of each Shareholder and Com-Net, enforceable against them in accordance with its respective terms.

     4.5 NO CONFLICTS. Neither the execution and delivery of this Merger Agreement nor the consummation or performance of any of the transactions contemplated by this Merger Agreement, each of the Shareholders' Closing Documents, or any agreement, instrument or document contemplated thereby, will, directly or indirectly (with or without notice or lapse of time or both) (a) contravene, conflict with, or result in a violation of any provision of the Organizational Documents of Com-Net, the Certificate of Limited Partnership of the Limited Partnership or the Agreement of Limited Partnership of the Limited Partnership, true, correct and complete copies of which are attached hereto as Exhibit "4.5," or any resolution adopted by the
--------------
board of directors or the shareholders of Com-Net, or by the general partner of the Limited Partnership, (b) cause Subsidiary or Com-Net to become subject to, or to become liable for the payment of, any tax, (c) except for the Com-Net Stock Purchase Agreement, contravene, conflict with, or result in a violation or breach of any provision of, or give any Person the right to declare a default or exercise any remedy under, any Legal Requirement or any Contract to which Com-Net or either Shareholder is a party or any of the assets owned or used by Com-Net may be subject, or (d) result in the imposition or creation of any encumbrance upon or with respect to any of the assets owned or used by Com-Net.

     4.6 NO CONSENTS. Except as otherwise provided in this Merger Agreement, neither Com-Net nor either Shareholder shall be required to give any notice to or obtain any consent or approval from any Person in connection with the execution and delivery of this Merger Agreement or the consummation or performance of any of the Contemplated Transactions (including, without limitation, any Person who is a party to the Office Leases, Construction Contracts, Ground Leases, Easements, Tenant Leases or any other Contract).

     4.7 CAPITALIZATION. The correct and complete authorized capital stock of Com-Net consists of (i) 100,000 shares of common stock, no par value per share, of which 100 shares are issued and outstanding (collectively, the "Shares"). There are no Contracts relating to the issuance, delivery, sale, or transfer of any equity securities or other securities of Com-Net.

     4.8 TITLE TO AND ISSUANCE OF SHARES. The Shareholders are the record and beneficial owners and holders of the Shares, free and clear of all encumbrances other than the escrow provided for in the Com-Net Stock Purchase Agreement, which escrow shall be released at or prior to the Closing Date. On the Closing Date, the Shareholders will be the record and beneficial owners and holders of the Shares, free and clear of all encumbrances. None of the Shares are subject to pre-emptive or similar rights, either pursuant to any Organizational Document, Legal Requirement or any Contract, and no Person has any pre-emptive rights or similar rights to purchase or receive any equity securities or other securities of Com-Net.

     4.9 FINANCIAL STATEMENTS. Com-Net has delivered to Subsidiary audited balance sheets of Com-Net at and as of December 31, 1996, December 31, 1997 and December 31, 1998, the related audited statements of income, changes in stockholders' equity, and cash flows for the fiscal year then ended, including the notes thereto, together with the report thereon of Blackburn, Childers and Steagall, PLC, independent certified public accountants. The Financial Statements fairly present the financial condition and the results of operations, changes in stockholders' equity, and cash flows of Com-Net at the respective dates of and for the periods referred to in such Financial Statements, all in accordance with GAAP. The Financial Statements referred to in this Section 4.9 reflect the consistent application of such accounting principles throughout the periods involved. No financial statements of any Person other than Com-Net are required by GAAP to be included in the Financial Statements.

     4.10 BOOKS AND RECORDS. The books of account, minute books, stock record books, and other records of Com-Net, all of which have been made available to Subsidiary, are true, complete and correct and have been maintained in accordance with sound business practices. At the Closing, all such books and records will be delivered to Subsidiary.

     4.11 NO UNDISCLOSED LIABILITIES. Com-Net has no liabilities or obligations of any nature (whether known or unknown and whether absolute, accrued, contingent, or otherwise), except for liabilities or obligations reflected or reserved against in the Balance Sheets and current liabilities incurred in the Ordinary Course of Business since the respective dates thereof.

     4.12 TAXES. Com-Net has filed or caused to be filed (on a timely basis since January 1, 1992) all Tax Returns that are or were required to be filed by or with respect to any of them, either separately or as a member of a group of corporations, pursuant to applicable Legal Requirements. The Shareholders have delivered or made available to Subsidiary copies of all such Tax Returns relating to income or franchise taxes filed since January 1, 1992. Com-Net has paid, or made provision for the payment of, all taxes that have or may have become due pursuant to those Tax Returns or otherwise, or pursuant to any assessment received by any Shareholder or Com-Net. Except for an audit conducted by the Audit Division of the Internal Revenue Service of Com-Net's U.S. Federal Tax Returns for the taxable year ending 1996 which determined that less than $10,000 in additional taxes were due, none of the federal and state income Tax Returns of Com-Net has been audited by the IRS or relevant state tax authorities. Com-Net has delivered to Subsidiary and Parent a copy of the documentation issued by the Internal Revenue Service in connection with the closure of the 1996 audit indicating that less than $10,000 in additional taxes were due. The charges, accruals, and reserves with respect to taxes on the respective books of Com-Net are adequate (determined in accordance with GAAP) and are at least equal to Com-Net's liability for taxes. There exists no proposed tax assessment against Com-Net except as disclosed in the Balance Sheets or in the Disclosure Letter. No consent to the application of Section 341(f)(2) of the Code has been filed with respect to any property or assets held, acquired, or to be acquired by Com-Net. All taxes that Com-Net is or was required by Legal Requirements to withhold or collect have been duly withheld or collected and, to the extent required, have been paid to the proper Governmental Authority or other Person. All Tax Returns filed by Com-Net are true, correct, and complete. There is no tax sharing agreement that will require any payment by Com-Net after the date of this Merger Agreement.

     4.13 EMPLOYEE BENEFIT PLANS AND COMPLIANCE WITH ERISA. Except as set forth on the Disclosure Letter, neither Com-Net nor any of its Affiliates has ever established, sponsored, maintained, contributed to or otherwise participated in, or had any obligation to establish, sponsor, maintain, contribute to or otherwise participate in, any compensation, profit sharing, bonus, deferred compensation, savings, insurance, pension, retirement, or other employee benefit plan or arrangement which is or was governed by or subject to the Employee Retirement Income Security Act of 1974, or any successor law, or any regulations or rules issued pursuant to that Act or any successor law. Neither Com-Net nor any of its Affiliates provide health or welfare benefits for any retired or former employee or are obligated to provide health or welfare benefits to any active employee following such employee's retirement or other termination of service. The consummation of the Contemplated Transactions will not result in the payment, vesting, or acceleration of any benefit.

     4.14 COMPLIANCE WITH LEGAL REQUIREMENTS AND GOVERNMENTAL AUTHORIZATIONS. Com-Net is, and at all times has been, in full compliance with each Legal Requirement that is or was applicable to it or to the conduct or operation of its business or the ownership or use of any of its assets. No event has occurred or circumstance exists that (with or without notice or lapse of time or both) may constitute or result in a violation by Com-Net of, or a failure on the part of Com-Net to comply with, any Legal Requirement, or may give rise to any obligation on the part of Com-Net to undertake, or to bear all or any portion of the cost of, any remedial action of any nature. Com-Net has not received any notice or other communication (whether oral or written) from any Governmental Authority or any other Person regarding any actual, alleged, possible, or potential violation of, or failure to comply with, any Legal Requirement, or any actual, alleged, possible, or potential obligation on the part of Com-Net to undertake, or to bear all or any portion of the cost of, any remedial action of any nature. The use, maintenance and operation of the Property by Com-Net, Eldridge, the Tenants and, to the best knowledge of the Shareholders and Com-Net, all other Persons, is in full compliance with all Legal Requirements, Easements, restrictive covenants, reservations and similar matters of record. There are no outstanding notices of violation currently in effect for the Com-Net or Property. The Disclosure Letter contains a complete and accurate list of each Governmental Authorization that is held by Com-Net or that otherwise relates to the business of, or to any of the assets owned or used by, Com-Net. Each Governmental Authorization listed or required to be listed in the Disclosure Letter is valid and in full force and effect. Com-Net is, and at all times has been, in full compliance with all of the terms and requirements of each Governmental Authorization identified or required to be identified in the Disclosure Letter. No event has occurred or circumstance exists that may (with or without notice or lapse of time or both) constitute or result directly or indirectly in a violation of or a failure to comply with any term or requirement of any Governmental Authorization listed or required to be listed in the Disclosure Letter, or result directly or indirectly in the revocation, withdrawal, suspension, cancellation, or termination of, or any modification to, any Governmental Authorization listed or required to be listed in the Disclosure Letter. Com-Net has not received any notice or other communication (whether oral or written) from any Governmental Authority or any other Person regarding any actual, alleged, possible, or potential violation of or failure to comply with any term or requirement of any Governmental Authorization, or any actual, proposed, possible, or potential revocation, withdrawal, suspension, cancellation, termination of, or modification to any Governmental Authorization. All applications required to have been filed for the renewal of the Governmental Authorizations listed or required to be listed in the Disclosure Letter have been duly filed on a timely basis with the appropriate Governmental Authorities, and all other filings required to have been made with respect to such Governmental Authorizations have been duly made on a timely basis with the appropriate Governmental Bodies. The Governmental Authorizations listed in Disclosure Letter collectively constitute all of the Governmental Authorizations necessary to permit Com-Net to lawfully conduct and operate its businesses in the manner it currently conducts and operates such businesses and to permit Com-Net to own and use its assets in the manner in which it currently owns and uses such assets.

     4.15 LEGAL PROCEEDINGS AND ORDERS. There is no pending Proceeding that has been commenced by or against Com-Net or that otherwise relates to or may affect the business of, or any of the assets owned or used by, Com-Net, or that challenges, or that may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the Contemplated Transactions. To the best knowledge of the Shareholders and Com-Net, no such Proceeding has been threatened, and no event has occurred or circumstance exists that may give rise to or serve as a basis for the commencement of any such Proceeding. Neither Com-Net nor any Shareholder is subject to any Order that relates to the business of, or any of the assets owned or used by, Com-Net. No officer, director, agent, or employee of Com-Net is subject to any Order that prohibits such officer, director, agent, or employee from engaging in or continuing any conduct, activity, or practice relating to the business of Com-Net.

     4.16 ABSENCE OF CERTAIN CHANGES SINCE DATE OF BALANCE SHEETS. Except as set forth in the Disclosure Letter, since the date of the Balance Sheets, Com-Net has conducted its business only in the Ordinary Course of Business and there has not been any (a) change in Com-Net's authorized or issued capital stock, other than the withdrawal of authorization of certain preferred stock; grant of any stock option or right to purchase shares of capital stock of Com-Net; issuance of any security convertible into such capital stock; grant of any registration rights, purchase, redemption, retirement, or other acquisition by Com-Net of any shares of any such capital stock; or declaration or payment of any dividend or other distribution or payment in respect of shares of capital stock, (b) amendment to the Organizational Documents of Com-Net other than in connection with the withdrawal of authorization of certain preferred stock referred to above, (c) payment or increase by Com-Net of any bonuses, salaries, or other compensation to any stockholder, director, officer, or (except in the Ordinary Course of Business) employee or entry into any employment, severance, or similar Contract with any director, officer, or employee, (d) adoption of, or increase in the payments to or benefits under, any profit sharing, bonus, deferred compensation, savings, insurance, pension, retirement, or other employee benefit plan for or with any employees of Com-Net, (e) damage to or destruction or loss of any asset or property of Com-Net, whether or not covered by insurance, materially and adversely affecting the properties, assets, business, financial condition, or prospects of Com-Net, taken as a whole, (f) entry into, termination of, or receipt of notice of termination of any Contract or transaction involving a total remaining commitment by or to Com-Net of at least $20,000, (g) sale, lease, or other disposition of any asset or property of Com-Net or mortgage, pledge, or imposition of any lien or other encumbrance on any material asset or property of Com-Net, (h) cancellation or waiver of any claims or rights, (i) material change in the accounting methods used by Com-Net,
(j) material adverse change in the business, operations, properties, prospects, assets, or condition of Com-Net, or event that may result in such a material adverse change, (k) Indebtedness other than in the Ordinary Course of Business,
(l) guarantee or other endorsement of obligations of any Person by Com-Net, or Contract by Com-Net to do any of the foregoing.

     4.17 PROPERTY. Com-Net has good title to the Appurtenant Property, the Intangible Personal Property and the Tangible Personal Property (including, without limitation, Towers, Improvements, equipment, vehicles and inventory), free and clear of all liens and encumbrances, excepting only the Permitted Exceptions. Com-Net has good and marketable fee simple title to the Owned Real Property and the Improvements on the Owned Real Property, free and clear of all liens and encumbrances, excepting only the Permitted Exceptions. The Disclosure Letter lists all vehicles owned or leased by Com-Net. Notwithstanding the forgoing, in accordance with Section 6.1(p) below, Com-Net shall assign and transfer certain of the Property to the LLC at or prior to the Closing in connection with substantial sums which are owed by the LLC for communication tower development, the payment of which has been assured by the Ground Leases and Tenant Leases having been entered into by Com-Net.

     4.18 CONTRACTS. Upon delivery to Subsidiary, the Disclosure Letter shall contain a complete and accurate list, and Eldridge and Com-Net shall have delivered to Subsidiary true and complete copies, of:

          (a) the Office Leases. Com-Net is the original lessee (or has validly succeeded to the rights of the original lessee) under the Office Leases and holds the leasehold interests created under the Office Leases. The Office Leases are, and at Closing, shall be, free and clear of all liens and encumbrances. Furthermore, Com-Net and the Shareholders, jointly and severally, represent and warrant that (i) the Office Leases are in full force and effect and have not been materially modified or amended except as set forth in the Disclosure Letter, (ii) Com-Net is in actual possession of the leased premises under the Office Leases, (iii) Com-Net has paid the rent set forth in the Office Leases on a current basis and there are no past due amounts, (iv) except as expressly set forth in the Office Leases, Com-Net is not obligated to pay any additional rent or charges to the landlord under the Office Leases (the "Landlords") for any period subsequent to the Closing Date, and (v) neither Com-Net nor the Shareholders have received notice from or given notice to the Landlords claiming that the Landlords or Com-Net are in default under the Office Leases, and, to the best knowledge of Com-Net and the Shareholders, there is no event which, with the giving of notice or the passage of time or both, would constitute such a default;

          (b)  the Construction Contracts.   The Construction Contracts are, and
at the Closing will be, free and clear of all liens and encumbrances. Except for the rights of the Owners, as owners only, pursuant to the Construction Contracts, and except for the rights of the other parties to each of the Construction Contracts, if any, no Person other than Com-Net will on the Closing Date have any right or claim with respect to the Construction Contracts. Com-Net and the Shareholders, jointly and severally, represent and warrant that (i) each Construction Contract is in full force and effect and has not been materially modified or amended, (ii) Com-Net is collecting the progress payments set forth in the Construction Contracts on a current basis and there are no past due or prepaid amounts thereunder, (iii) Com-Net has not given notice to any Owner claiming that the Owner is in default under its Construction Contract, and, to the best knowledge of Com-Net and the Shareholders, there is no event which, with the giving of notice or the passage of time or both, would constitute such a default, (iv) Com-Net has not received notice from any Owner claiming that Com-Net is in default under the Construction Contract, which default or defect remains in any manner uncured, and (v) Com-Net has not received notice from any Owner asserting any Claims, offsets or defenses of any nature whatsoever to the performance of its obligations under the Construction Contracts and, to the best knowledge of Com-Net and the Shareholders, there is no event which, with the giving of notice or the passage of time or both, would constitute the basis of such Claim, offset or defense;

          (c) the Ground Leases. Com-Net is the original lessee (or has validly succeeded to the rights of the original lessee) under each of the Ground Leases with respect to the Leased Real Property, holds the leasehold interest created under each of the Ground Leases, and is the sole owner of the Improvements located on the Leased Real Property being leased thereunder. The Ground Leases and the Improvements in connection therewith are, and at Closing, shall be, free and clear of all liens and encumbrances, excepting only the Permitted Exceptions. Furthermore, Com-Net and the Shareholders, jointly and severally, represent and warrant that (i) each Ground Lease is in full force and effect and has not been materially modified or amended, (ii) Com-Net is in actual possession of the leased premises under each of the Ground Leases, (iii) Com-Net has paid the rent set forth in each of the Ground Leases on a current basis and there are no past due amounts, (iv) except as expressly set forth in the Ground Leases, Com-Net is not obligated to pay any additional rent or charges to any of the Ground Lessors for any period subsequent to the Closing Date, and (v) neither Com-Net nor the Shareholders have received notice from or given notice to any Ground Lessor claiming that such Ground Lessor or the Shareholders are in default under any of the Ground Leases, and, to the best knowledge of Com-Net and the Shareholders, there is no event which, with the giving of notice or the passage of time or both, would constitute such a default. Notwithstanding the foregoing, as contemplated in Section 4.17 above and in accordance with Section 6.1(p) below, Com-Net shall assign and transfer the Ground Leases to the LLC at or prior to the Closing;

          (d) the Tenant Leases. Com-Net is the original lessor (or has validly succeeded to the rights of the original lessor) under each of the Tenant Leases. The Tenant Leases are, and at the Closing will be, free and clear of all liens and encumbrances, excepting only the Permitted Exceptions. Except for the rights of the Tenants, as tenants only, pursuant to the Tenant Leases, and except for the rights of the other parties to each of the Ground Leases, no Person other than Com-Net will on the Closing Date be in, or have any right or claim to, possession of any of the Property. Other than as may be provided by the Ground Leases and the Tenant Leases, there are no leases, subleases, licenses or other occupancy agreements (written or oral) which grant any possessory interest in or to the Property or the Improvements thereon, or which grant other rights with respect to the use of any of the Property. Com-Net and the Shareholders, jointly and severally, represent and warrant that (i) each Tenant Lease is in full force and effect and has not been materially modified or amended, (ii) each Tenant has accepted possession of its premises under its Tenant Lease, (iii) Com-Net is collecting the rent set forth in each Tenant Lease on a current basis and there are no past due amounts thereunder in excess of one month, (iv) except as expressly set forth in the Tenant Leases, no Tenant is entitled to any rental concessions or abatements in rent for any period subsequent to the Closing Date, (v) Com-Net has not given notice to any Tenant claiming that the Tenant is in default under its Tenant Lease, and, to the best knowledge of Com-Net and the Shareholders, there is no event which, with the giving of notice or the passage of time or both, would constitute such a default, (vi) Com-Net has not received notice from any Tenant claiming that Com-Net is in default under the Lease, or claiming that there are defects in the Improvements, which default or defect remains in any manner uncured, (vii) Com-Net has not received notice from any Tenant asserting any Claims, offsets or defenses of any nature whatsoever to the performance of its obligations under its Tenant Lease and, to the best knowledge of the Shareholders and Com-Net, there is no event which, with the giving of notice or the passage of time or both, would constitute the basis of such Claim, offset or defense, and (viii) except as expressly set forth in the Tenant Leases, there are no security deposits or prepaid rentals under any of the Tenant Leases. Notwithstanding the foregoing, as contemplated in
Section 4.17 above and in accordance with Section 6.1(p) below, Com-Net shall assign and transfer the Tenant Leases to the LLC at or prior to the Closing;

          (e) the Easements. Com-Net is the original grantee (or has validly succeeded to the rights of the original grantee) under each of the Easements, has good title to the Easements, and is the sole owner of the Improvements located on the easement areas thereunder. At Closing, the Easements and the Improvements in connection therewith shall be free and clear of all liens and encumbrances, excepting only the Permitted Exceptions. Com-Net and the Shareholders, jointly and severally, represent and warrant that (i) each Easement is in full force and effect and has not been materially modified or amended, (ii) Com-Net is in actual possession of the easement area under each of the Easements, (iii) except as set forth in the Ground Leases, Com-Net is not obligated to pay any rent or charges under any of the Easements for any period subsequent to the Closing Date, and (iv) Com-Net has not given notice to or received notice from any Person claiming that the Person or Com-Net is in default under any Easement, and, to the best knowledge of Com-Net and the Shareholders, there is no event which, with the giving of notice or the passage of time or both, would constitute such a default. Notwithstanding the foregoing, as contemplated in Section 4.17 above and in accordance with Section 6.1(p) below, Com-Net shall assign and transfer the Easements to the LLC at or prior to the Closing;

          (f) any other Contract to which Com-Net is a party or by which any of the Property is bound. Com-Net and the Shareholders, jointly and severally, represent and warrant that (i) each such Contract is in full force and effect and has not been modified or amended, (ii) Com-Net has paid all sums due thereunder on a current basis and there are no past due amounts, and (iii) neither Com-Net nor the Shareholders have received notice from or given notice to any Person claiming that such Person, Com-Net or the Shareholders are in default under any such Contract, and, to the best knowledge of Com-Net and the Shareholders, there is no event which, with the giving of notice or the passage of time or both, would constitute such a default under any such Contract.

     4.19 HAZARDOUS MATERIALS. The Property has not in the past been used, and is not presently being used, for the handling, storage, transportation, or disposal of hazardous or toxic substances, materials, pollutants or waste (or similar items under applicable environmental Legal Requirements). To the best knowledge of Eldridge and Com-Net, there has been no release of any such items into the environment from the Real Property or in, on or under the Real Property.

     4.20 EMPLOYEES. The Disclosure Letter contains a complete and accurate list of the following information for each employee or director of Com-Net, including each employee on leave of absence or layoff status: employer; name; job title; current compensation paid or payable and any change in compensation since January 1, 1995; vacation accrued; and service credited for purposes of vesting and eligibility to participate under Com-Net's pension, retirement, profit- sharing, thrift-savings, deferred compensation, stock bonus, stock option, cash bonus, employee stock ownership (including investment credit or payroll stock ownership), severance pay, insurance, medical, welfare, or vacation plan, or any other benefit plan. The Disclosure Letter also contains a complete and accurate list of the following information for each retired employee or director of Com-Net, or their dependents, receiving benefits or scheduled to receive benefits in the future: name, pension benefit, pension option election, retiree medical insurance coverage, retiree life insurance coverage, and other benefits.

     4.21 LABOR RELATIONS; COMPLIANCE. Since January 1, 1996, there has not been, there is not presently pending or existing, and there is not threatened, any Proceeding against or affecting Com-Net relating to the alleged violation of any Legal Requirement pertaining to labor relations or employment matters, including any charge or complaint filed by an employee or union with the National Labor Relations Board, the Equal Employment Opportunity Commission, or any comparable Governmental Authority, organizational activity, or other labor or employment dispute against or affecting Com-Net or its premises. No event has occurred or circumstance exists that could provide the basis for any work stoppage or other labor dispute. Com-Net has complied in all respects with all Legal Requirements relating to employment, equal employment opportunity, nondiscrimination, immigration, wages, hours, benefits, collective bargaining, the payment of social security and similar taxes, occupational safety and health, and plant closing. Com-Net is not liable for the payment of any compensation, damages, taxes, fines, penalties, or other amounts, however designated, for failure to comply with any of the foregoing Legal Requirements.

     4.22 CERTAIN PAYMENTS. Neither Com-Net nor any director, officer, agent, or employee of Com-Net, the Shareholders or other Person associated with or acting for or on behalf of Com-Net or the Shareholders, has directly or indirectly made any contribution, gift, bribe, rebate, payoff, influence payment, kickback, or other payment to any Person, private or public, regardless of form, whether in money, property, or services to obtain favorable treatment in securing business, to pay for favorable treatment for business secured, to obtain special concessions or for special concessions already obtained, for or in respect of any Com-Net, the Shareholders or any Affiliate thereof, or in violation of any Legal Requirement, or established or maintained any fund or asset that has not been recorded in the books and records of Com-Net.

     4.23 DISCLOSURE. No representation or warranty of any Shareholder or Com-Net in this Merger Agreement and no statement in the Disclosure Letter omits to state a material fact necessary to make the statements herein or therein, in light of the circumstances in which they were made, not misleading. There is no fact known to any Shareholder or Com-Net that has specific application to any Shareholder or Com-Net (other than general economic or industry conditions) and that materially adversely affects the assets, business, prospects, financial condition, or results of operations of Com-Net that has not been set forth in this Merger Agreement or the Disclosure Letter.

     4.24 RELATED PARTY TRANSACTIONS. Other than the Headquarters Lease, neither Com-Net, any Shareholder, nor any Related Person of any Shareholder or Com-Net has, or has had, any interest in any property (whether real, personal, or mixed and whether tangible or intangible), used in or pertaining to Com-Net's business. Except as otherwise set forth in the Disclosure Letter, neither Com-Net, any Shareholder, nor any Related Person of any Shareholder or Com-Net is, or has owned (of record or as a beneficial owner) an equity interest or any other financial or profit interest in, a Person that has had business dealings or a material financial interest in any transaction with Com-Net, or engaged in competition with Com-Net with respect to any of the products or services of Com-Net in any market presently served by Com-Net. Except as set forth in the Disclosure Letter, neither Com-Net, any Shareholder nor any Related Person of any Shareholder or Com-Net is a party to any Contract with, or has any claim or right against, Com-Net.

     4.25 INTENTIONALLY DELETED.

     4.26 DEFECTS. To best knowledge of Com-Net and the Shareholders, there are no physical, structural or mechanical defects in the Appurtenant Property, Improvements, Tangible Personal Property or Towers, and the same are suitable and adequate for the use for which they were originally designed.

     4.27 UTILITIES AND ACCESS. All electric, telephone, drainage facilities and other utilities required for use and operation of the Offices and the Towers are installed up to the boundaries of the Real Property on which the Towers are located within valid, written, recorded easements. Such utilities are in good working order, meet all current codes and ordinances and are of adequate size and capacity to service the Offices and the Towers. The Real Property on which the Towers are located has adequate, direct, indefeasible legal and practical pedestrian and vehicular access to public roads.

     4.28 LIENS. Except as set forth in the Disclosure Letter, no right or interest in or to property of any kind of Com-Net, whether real, personal, or mixed and whether tangible or intangible, is subject to any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge or other security interest or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement and any capital lease having substantially the same economic effect as any of the foregoing), except Permitted Exceptions.

     4.29 REAL PROPERTY TAXES AND ASSESSMENTS. All ad valorem real property taxes for the Real Property and all personal property taxes for the Tangible Personal Property have been fully paid for the year 1999, and all prior years. There are no existing or pending special assessments, fees or similar obligations affecting the Real Property or the Appurtenant Property, which may be assessed by any Governmental Authority. Com-Net and each Shareholder will be liable for any such special assessments, fees or similar obligations affecting the Real Property or Appurtenant Property that arise between the Effective Date and the Closing Date.

     4.30 CONDEMNATION. To the knowledge of Eldridge and Com-Net, there are no present or pending legal or administrative proceedings relative to condemnation, or other taking by any Governmental Authority, of any portion of the Property, and no such proceeding is contemplated.

     4.31 NO FLOOD HAZARD AREA. To the best knowledge of Com-Net and Eldridge, none of the Real Property on which the Towers are located is located within an area that has been designated by the Federal Insurance Administration, the Army Corps of Engineers, the Federal Emergency Management Administration or any other Governmental Authority as being subject to any special or increased flooding hazards.

     4.32 YEAR 2000 MATTERS. Any reprogramming required to permit the proper functioning, in and following the year 2000, of (i) Com-Net's computer systems and (ii) equipment containing embedded microchips (including systems and equipment supplied by others or with which Com-Net's systems interface) and the testing of all such systems and equipment, as so reprogrammed, will be completed by the Closing Date. The cost to Com-Net of such reprogramming and testing and of the reasonably foreseeable consequences of year 2000 to Com-Net (including, without limitation, reprogramming errors and the failure of others' systems or equipment) is reflected on Com-Net's most recent financial statements. Except for such of the reprogramming referred to in the preceding sentence as may be necessary, the computer and management information systems, Com-Net is and, with ordinary course upgrading and maintenance, will continue for the term of this Merger Agreement to be, sufficient to permit the Surviving Corporation to conduct its business (including Com-Net's business) after the Effective Date.

     4.33 ACCREDITED INVESTOR.

          (a) Each of the Shareholders has been furnished any materials relating to Parent, its business and financial condition, and the Parent Common Stock, which they have requested and have been afforded the opportunity to ask questions and receive answers concerning Parent and to obtain any additional information which Parent possesses or can acquire without unreasonable effort or expense.

          (b) Parent has answered all inquiries that the Shareholders and their representative(s), if any, have made of it concerning Parent, its business and financial condition, or any other matter relating to the operation of Parent and the Merger.

          (c) Each of the Shareholders (i) has adequate means of providing for his/its current needs and possible personal contingencies, (ii) has no need for liquidity in this investment, (iii) is able to bear the economic risks of the investment in the Parent Common Stock, and (iv) at the present time, can afford a complete loss of such investment.

          (d) The Conversion Shares are being acquired solely by the Shareholders for investment and not as a nominee or agent for the benefit of any other person, and have no current intention of distributing, reselling or assigning the Conversion Shares other than in accordance with the provisions of the Securities Act of 1933, as amended Securities Act, the rules and regulations promulgated thereunder and any other applicable laws.

          (e) The Shareholders understand that (i) there is and may in the future be no public or other market for the Conversion Shares, (ii) the sale of the Conversion Shares has not been and will not be registered under the Securities Act and/or Regulation D promulgated thereunder and the Conversion Shares must be held indefinitely unless they are subsequently registered under the Securities Act or an exemption from such registration is available, (iii) the Parent is under no obligation to register the Conversion Shares on the Shareholders' behalf or to assist them in complying with any exemption from registration, (iv) the Conversion Shares may not be sold pursuant to Rule 144 promulgated by the Securities and Exchange Commission pursuant to the Securities Act unless all of the conditions of that Rule are met, and (v) the transfer or disposition of the Conversion Shares is further restricted by Section 6.3 herein.

          (f) The Shareholders understand that no Federal or State agency has passed upon the Conversion Shares, or made any finding or determination as to the fairness of the investment or any recommendation or endorsement of the Conversion Shares. The Shareholders will not transfer the Conversion Shares without registering or qualifying the same under applicable state securities laws unless such transfer is exempt under such laws.

          (g) In making their investment decision, the Shareholders have relied only on the information contained in the information furnished or made available to the Shareholders by authorized officers of Parent.

          (h) Eldridge is a citizen or resident of the United States, is at least 21 years' of age, and has the legal capacity to execute, deliver, and perform this Agreement.

     4.34 ACCURATE DOCUMENTS. All Contracts, documents, reports, leases, title insurance policies, title opinions, surveys and other items relating to Com-Net or the Property and delivered to Parent or Subsidiary pursuant to this Merger Agreement or in the Disclosure Letter are true, correct and complete copies of the originals thereof.

     4.35 ACCURACY OF REPRESENTATIONS AND WARRANTIES. All of Com-Net's and each Shareholder's representations and warranties contained in this Merger Agreement and Com-Net's and each Shareholder's liability therefor will survive the Closing for a period of five (5) year thereafter except as to any material breach thereof by Com-Net or any Shareholder of which Parent or Subsidiary has notified Com-Net or any Shareholder prior to the expiration of the five (5) year period in accordance with Section 12 of this Merger Agreement. Neither Parent nor Subsidiary will have any duty to investigate or inquire about the accuracy or veracity of any representation or warranty of Com-Net or any Shareholder.


                                   ARTICLE V

            REPRESENTATIONS AND WARRANTIES OF SUBSIDIARY AND PARENT

     As a material inducement to Com-Net and the Shareholders to enter into this Merger Agreement, Subsidiary and Parent represent and warrant to Com-Net and the Shareholders as follows:

     5.1 AUTHORITY. Each of Subsidiary and Parent is a corporation, duly organized and validly existing under the laws of the State of Florida and their status is active, and each of Subsidiary and Parent is duly qualified to transact business under the laws of the states where it conducts business. Subject to obtaining the approval of the Contemplated Transactions from each of Parent's and Subsidiary's Board of Directors and from the Lenders, documents, including this Merger Agreement, executed or to be executed by Subsidiary and Parent (a) have been or will be duly authorized, executed and delivered by Subsidiary and Parent, (b) are or will be legal, valid and binding obligations of Subsidiary and Parent, and (c) do not or will not violate any provisions of any agreement to which Subsidiary and Parent are a party or to which they are bound. Subject to obtaining the approval of the Contemplated Transactions from each of Parent's and Subsidiary's Board of Directors and from the Lenders, Subsidiary and Parent have the full right, power and authority, without the necessity of obtaining the consent or approval of any other Person, to enter into this Merger Agreement and to perform their obligations under this Merger Agreement.

     5.2 CAPITALIZATION. The correct and complete authorized capital stock of Parent consists of (i) 32,000,000 shares of Class A Common Stock, $.01 par value per share, of which 880,922 shares are issued and outstanding, (ii) 8,100,000 shares of Class B Common Stock, $.01 par value per share, of which 8,075,000 shares are issued and outstanding, (iii) 8,100,000 shares of 4% Series A Convertible Preferred Stock, $.01 par value per share, of which 8,050,000 shares are issued and outstanding, (iv) 8,100,000 shares of 4% Series B Redeemable Preferred Stock, $.01 par value per share, of which no shares are issued or outstanding, (v) 4,472,272 shares of 4% Series C Convertible Preferred Stock, $.01 par value per share, of which none are issued or outstanding and (vi) 4,472,272 shares of 4% Series D Redeemable Preferred Stock, $.01 par value per share, of which no shares are issued or outstanding.

     5.3 REPORTS AND FINANCIAL STATEMENTS. Parent has filed all Reports on Form 10-K, Form 10-Q and Form 8-K and registration statements required to be filed with the SEC since March 7, 1998 (collectively, the "Parent SEC Reports"). Parent has previously furnished or made available to the Shareholders true and complete copies of all the Parent SEC Reports filed prior to the date hereof. None of the Parent SEC Reports, as of their respective dates, contained any untrue statement of material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Each of the consolidated balance sheets (including the related notes) included in the Parent SEC Reports presents fairly, in all material respects, the consolidated financial position of the Parent and its subsidiaries as of the respective dates thereof, and the other related statements (including the related notes) included in the Parent SEC Reports present fairly, in all material respects, the results of operations and the changes in financial position of the Parent and its subsidiaries for the respective periods or as of the respective dates set forth therein, all in conformity with GAAP consistently applied during the periods involved, except as otherwise noted therein and subject, in the case of the unaudited interim financial statements, to normal year-end adjustments. All of the Parent SEC Reports, as of their respective dates, complied as to form in all material respects with the requirements of the Exchange Act, the Securities Act and the applicable rules and regulations thereunder.

     5.4 MERGER CONSIDERATION. Parent has shares of Parent Common Stock on hand at the time of execution of this Merger Agreement sufficient to consummate the Contemplated Transactions on the terms contemplated by this Merger Agreement, and, at the Effective Time of the Merger, Parent will have available all of the Parent Common Stock necessary to satisfy its obligations under this Merger Agreement. In addition to the foregoing:

          (a) the Parent Common Stock to be issued pursuant to this Merger Agreement will, when delivered, be duly and validly issued, fully paid and nonassessable.

          (b) none of the filings made by Parent pursuant to the Exchange Act contain any untrue statement of a material fact or omit a material fact necessary in order to make the statements therein not misleading.

     5.5 ACCURACY OF REPRESENTATIONS AND WARRANTIES. All of Subsidiary's and Parent's representations and warranties contained in this Merger Agreement and Subsidiary's and Parent's liability therefor will survive the Closing for a period of five (5) year thereafter except as to any material breach thereof by Subsidiary and Parent of which any Shareholder has notified Subsidiary and Parent prior to the expiration of the five (5) year period in accordance with
Section 12 of this Merger Agreement. Each Shareholder will have no duty to investigate or inquire about the accuracy or veracity of any representation or warranty of Subsidiary and Parent.

                                  ARTICLE VI

                   COVENANTS OF THE SHAREHOLDERS AND COM-NET

     6.1 AFFIRMATIVE COVENANTS. Between the date of this Merger Agreement and the Closing Date, the Shareholders will, and will cause Com-Net to:

          (a) conduct the business of Com-Net only in the Ordinary Course of Business and will use best efforts to maintain and preserve the Property, preserve intact the current business organization of Com-Net, and maintain the relations and good will with suppliers, customers, landlords, creditors, employees, agents, and others having business relationships with Com-Net;

          (b) provide Subsidiary and its representatives, agents, contractors, architects and engineers reasonable access to the Property and the financial records of Com-Net at any time during normal business hours prior to the Closing Date, at Subsidiary's sole cost and expense, to perform any tests, borings, inspections, surveys, studies, environmental site assessments and measurements which Subsidiary reasonably deems necessary or appropriate;

          (c) within ten (10) days after the execution of this Merger Agreement, furnish to Subsidiary the Disclosure Letter which shall contain true, correct and complete copies of all records, documentation and other information in its possession (or in the possession of each Shareholder's or Com-Net's attorneys or other representatives) as Subsidiary may reasonably request concerning Com-Net, the Shares, and the ownership, use, operation and condition of the Property, including without limitation the Office Leases, Construction Contracts, Ground Leases, the Easements, Tenant Leases and Permits, any title insurance policies, recorded title documents, title abstracts, title opinions, surveys, plans, engineering reports, soil tests, service contracts, legal opinions, environmental site assessments and similar items;

          (d) permit Subsidiary to, without any obligation to do so, contact any Governmental Authority about any Permits or Legal Requirements concerning Com-Net or the Property and contact any party to any of the Office Leases, Construction Contracts, Ground Leases, Easements or Tenant Leases or other Person about Com-Net or the Office Leases, Construction Contracts, Ground Leases, the Easements, the Tenant Leases or any other aspects of the Property;
          (e) cause all Contracts to which Com-Net is a party or by which the Property is bound to have been performed to the extent required to be performed as of the Closing Date in full;

          (f) cause all Shares being held in escrow pursuant to the Com-Net Stock Purchase Agreement to be released by the escrow agent;

          (g) cause First Tennessee Bank to release Com-Net as guarantor on a loan for $2,495,216 to Eldridge and release any Shares held by or pledged to it as collateral for any reason whatsoever;

          (h) pay any and all unpaid amounts, commitments or obligations due, owing or payable to such employees (whether pursuant to or arising from any Contract or Legal Requirement or in any other manner), including without limitation all wages, commissions and other compensation, earned bonuses, severance pay, accrued and unpaid vacation time, sick leave, accrued and unpaid benefits and disability payments and shall, effective as of the Closing, cause all officers and directors of Com-Net to resign from all such positions with Com-Net and release Com-Net from any claims they may have against Com-Net;

          (i) cooperate with Subsidiary and Parent with respect to all filings, permits or consents that Subsidiary elects to make or obtain or is required by Legal Requirements or other Persons to make or obtain in connection with the Contemplated Transactions (including, without limitation, any filing under the HSR Act, tax clearance filings with the State of California and filings to enable the Surviving Corporation to be licensed as a general contractor);

          (j) promptly notify Subsidiary in writing if any Shareholder or Com-Net becomes aware of any fact or condition that causes or constitutes a Breach of any Shareholder's or Com-Net's representations and warranties as of the date of this Merger Agreement, or if any Shareholder or Com-Net becomes aware of the occurrence after the date of this Merger Agreement of any fact or condition that would (except as expressly contemplated by this Merger Agreement) cause or constitute a Breach of any such representation or warranty had such representation or warranty been made as of the time of occurrence or discovery of such fact or condition; provided, however, that should any such fact or
                           --------  -------
condition require any change in the Disclosure Letter if the Disclosure Letter were dated the date of the occurrence or discovery of any such fact or condition, each Shareholder and Com-Net will promptly deliver to Subsidiary a supplement to the Disclosure Letter specifying such change;

          (k) promptly notify Subsidiary of the occurrence of any Breach of any covenant of any Shareholder in this Merger Agreement or of the occurrence of any event that may make the satisfaction of the conditions in Article VIII impossible or unlikely;

          (l) close all of Com-Net's bank accounts, terminate the authority of all signatories with respect to all of Com-Net's bank accounts effective as of the Closing, and transfer the funds contained therein to such bank account as the Parent may identify;

          (m) modify the Headquarters Lease as set forth in the amendment to the Headquarters Lease attached hereto as Exhibit "6.1(m)";
                                      ----------------

          (n) promptly take any and all actions required by Parent or its managing underwriter(s) to facilitate an offering of Parent Common Stock to the public;

         (o) cause Com-Net to be released from all liabilities and obligations arising out of or related to the Airplane Lease and any documents or obligations related to the plane leased pursuant thereto (such as, but not limited to any agreements for maintenance, hanger space or pilot services).

          (p) Assign and transfer the Ground Leases, Tenant Leases, Easements and Towers (and all Appurtenant Property, Intangible Personal Property, Permits, Improvements and Real Property related thereto) to the LLC at or prior to the Closing pursuant to documents and instruments acceptable to Parent and Subsidiary in their reasonable discretion;

          (q) terminate Com-Net's employment of the pilot(s) employed by Com-Net with respect to the plane leased pursuant to the Airplane Lease at or prior to the Closing Date; and

          (r) deliver to Subsidiary reviewed balance sheets of Com-Net for the three (3) month period ended March 31, 1999, the related reviewed statements of income, changes in stockholders' equity, and cash flows for such period prepared by Blackburn, Childers & Steagall, PLC.

     6.2  NEGATIVE COVENANTS.

          (a) Except as otherwise expressly permitted by this Merger Agreement, between the date of this Merger Agreement and the Closing Date, the Shareholders will not, and will cause Com-Net not to, without the prior consent of Subsidiary, take any affirmative action, or fail to take any reasonable action within the Shareholders' or Com-Net's control, as a result of which any of the changes or events listed in Section 4.16 is likely to occur.

          (b) Until such time, if any, as this Merger Agreement is terminated, each Shareholder will not, and each Shareholder will cause his or its Representatives, and Com-Net and its Representatives, not to, directly or indirectly solicit, initiate, or encourage any inquiries or proposals from, discuss or negotiate with, provide any non-public information to, or consider the merits of any unsolicited inquiries or proposals from, any Person (other than Subsidiary) relating to any transaction involving the sale of the business or assets of Com-Net, or any of the capital stock of Com-Net, or any merger, consolidation, business combination, or similar transaction involving Com-Net.

          (c) Com-Net and the Shareholders will not (i) sublease all or any portion of the Offices, (ii) except as set forth in the amendment to the Headquarters Lease attached hereto as Exhibit "6.1(m)", renew, modify or terminate the Office Leases, (iii) take any action or fail to take any action that would constitute a default under the Office Leases, or (iv) enter into or renew any management, maintenance, service or other Contract affecting the Offices without Subsidiary's prior written approval in each instance, which approval will not be unreasonably withheld or delayed;

          (d) Com-Net and the Shareholders will not (i) modify or terminate the Construction Contracts or (ii) take any action or fail to take any action that would constitute a default under the Construction Contracts; provided, however,
                                                             --------  -------
that Com-Net and the Shareholders may take any action specified in clause (i) above, if (x) Com-Net and/or the Shareholders shall have delivered written notice to Subsidiary of Com-Net's intent to enter into such modification or termination at least fifteen (15) Business Days prior to the execution of any such modification or termination, along with a true and correct copy of the proposed agreement to be executed, and (y) Subsidiary has delivered to Com-Net or the Shareholders, within ten (10) Business Days after Subsidiary's receipt of the notice specified in clause (y), its written approval of the proposed action, which such approval shall not be unreasonably withheld, except that Subsidiary's failure to deliver to Com-Net or the Shareholders such written approval on or prior to the end of such ten (10) Business Day period shall constitute Subsidiary's approval of the proposed action and shall satisfy the requirements of this clause (d).

          (e) Com-Net and the Shareholders will not (i) except as set forth in the proviso below, permit any new occupancy of, or enter into any new lease,
     -------
license or other occupancy agreement for, space on the Towers or in any of the Improvements located on the Towers, (ii) renew, modify or terminate the Tenant Leases, or (iii) take any action or fail to take any action that would constitute a default under the Tenant Leases; provided, however, that Com-Net
                                              --------  -------
and the Shareholders may take any action specified in clause (i) above, if (x) the lease, license or other occupancy agreement is on the form of Subsidiary's standard form for such agreements, (y) Com-Net and/or the Shareholders shall have delivered written notice to Subsidiary of Com-Net's intent to enter into such agreement at least fifteen (15) Business Days prior to the execution of any such agreement, along with a true and correct copy of the proposed agreement to be executed, and (z) Subsidiary has delivered to Com-Net or the Shareholders, within ten (10) Business Days after Subsidiary's receipt of the notice specified in clause (y), its written approval of the proposed action, which such approval shall not be unreasonably withheld, except that Subsidiary's failure to deliver to Com-Net or the Shareholders such written approval on or prior to the end of such ten (10) Business Day period shall constitute Subsidiary's approval of the proposed action and shall satisfy the requirements of this clause (e).

          (f) Com-Net and the Shareholders will not (a) renew, modify or terminate the Ground Leases, (b) take any action or fail to take any action that would constitute a default under the Ground Leases, or (c) enter into or renew any management, maintenance, service or other Contract affecting the Property, without Subsidiary's prior written approval in each instance, which approval will not be unreasonably withheld or delayed.

          (g) Com-Net and the Shareholders will not (i) modify or terminate the Easements or (ii) take any action or fail to take any action that would constitute a default under the Easements.

          (h) Com-Net and Eldridge will not encumber, modify or alter the Property in any material respect.

          (i) Between the date of this Merger Agreement and the Closing Date, except as otherwise contemplated by this Merger Agreement or as Subsidiary shall otherwise agree in writing in advance, Eldridge will, and will cause Com-Net to:

               (i) maintain insurance coverage at presently existing levels so long as such insurance is available at commercially reasonable rates;

               (ii)   not approve any new individual capital expenditure;

               (iii) not dispose of or incur, create or assume any encumbrance other than Permitted Encumbrances on any individual capital asset;

               (iv) not incur any Indebtedness in addition to that shown on the Financial Statements for the twelve (12) month period ended December 31, 1998 other (A) than additional Indebtedness incurred for general working capital pursuant to Com-Net's current financing arrangements with SunTrust Bank East Tennessee, N.A. (the outstanding balance of which Indebtedness to SunTrust Bank East Tennessee, N.A. shall not, at any time, exceed a sum equal to the greater of 85% of Com-Net's then current accounts receivables or $4,500,000) and (B) upon prior written notice to Subsidiary and Parent, additional Indebtedness incurred for working capital in the event Subsidiary and Parent are unable or unwilling to provide such Indebtedness to Com-Net;

               (v) except as required by law or regulation, pursuant to existing agreements or as may be reasonably necessary to secure or protect intellectual or industrial property rights of Com-Net's business, not provide any confidential or proprietary information with respect to Com-Net's business to any person other than Subsidiary, Parent or their respective Affiliates;

               (vi) not take any action which could be reasonably expected to prevent or materially delay the consummation of the Contemplated Transactions;

               (vii)  not make any distributions of cash;

               (viii) not guarantee any Indebtedness or make any loans of any nature whatsoever;

               (ix) without Parent's and Subsidiary's written consent, not build any Towers for the account of Com-Net or the LLC other than the four (4) Towers being built as of the date hereof; and

               (ix)   not agree to take any of the foregoing actions.

     6.3  LOCK-UP AGREEMENT.   Eldridge and the Limited Partnership hereby
acknowledge that Parent may in the future enter into an underwriting agreement with one or more underwriters providing the issuance of Parent Common Stock to the public. Eldridge and the Limited Partnership hereby irrevocably agree that, without the prior written consent of Parent and any such underwriters, he/it will not sell, offer to sell, solicit an offer to buy, contract to sell, grant any option to purchase, or otherwise transfer or dispose of, any shares of Parent Common Stock, or any securities convertible into or exercisable or exchangeable for Parent Common Stock, for a period of one hundred and eighty
(180) days (or such longer period as may be requested by the underwriters) after the date of the final prospectus relating to the initial offering of any Parent Common Stock to the public by such underwriters. In addition, Eldridge and the Limited Partnership hereby acknowledge and agree that they will not be permitted to sell all or any portion of their shares of Parent Common Stock in any such initial public offering of Parent Common Stock and, that subsequent to any such initial public offering, they will be permitted to sell their shares of Parent Common Stock solely in accordance with Rule 144 of the Exchange Act. Eldridge and the Limited Partnership hereby expressly acknowledge and agree that this
Section 6.3 shall be binding upon their successors, assigns, heirs and personal representatives and that Parent's transfer agent is authorized to decline to make any transfer of securities if such transfer would constitute a violation or breach of this Section 6.3. Each of the Shareholders hereby appoints Parent his or its true and lawful attorney-in-fact to execute all documents on their behalf required in order to effectuate an initial offering of Parent Common Stock to the public.

                                  ARTICLE VII

                      COVENANTS OF SUBSIDIARY AND PARENT

     7.1 EMPLOYMENT OF ELDRIDGE. Commencing upon the Closing Date and continuing until December 31, 2000, Parent agrees to cause the Surviving Corporation to employ Eldridge, and Eldridge agrees to be employed by the Surviving Corporation upon the terms set forth below.

          (a)  TITLE.  President of the Surviving Corporation.

          (b) BASE SALARY. $150,000 per year ("Base Salary"), prorated for any partial years.

          (c) BONUS. After 2000, Eldridge shall be eligible for a bonus equal to one hundred percent (100%) of his Base Salary. Such bonus shall be determined by the Surviving Corporation's Board of Directors in its sole and absolute discretion based on a bonus plan with objective criteria to be established by the Surviving Corporation's Board of Directors.

          (d) DUTIES. Eldridge Shall report directly to Chief Executive Officer of Parent and shall perform duties approved by Surviving Corporation's Board of Directors from time to time.

          (e)  NON-COMPETITION.

               (i)    The agreements and covenants provided by Eldridge in this
Section 7.1 are reasonable and necessary to the Surviving Corporation's and Parent's protection of their legitimate interests in the transactions contemplated by this Merger Agreement. Eldridge has certain knowledge of the business operations that may be required to ensure the effective and successful conduct of the business of Com-Net. Eldridge has access to trade secrets and confidential business methods, plans and practices considered confidential by the Surviving Corporation. This information has commercial value in the business in which the Surviving Corporation will be engaged after the consummation of the transaction contemplated by this Merger Agreement. The Surviving Corporation will be irreparably damaged and their substantial investment in the transaction contemplated by this Merger Agreement materially impaired if Eldridge were to enter into an activity competing or interfering with the business of the Surviving Corporation in violation of the terms of this Section 7.1 or if Eldridge were to disclose or make unauthorized use of any confidential information concerning the business of Eldridge or the Surviving Corporation. The scope and length of the term of this Section 7.1 and the geographical restrictions contained herein are fair and reasonable and not the result of overreaching, duress or coercion of any kind, and the full, uninhibited and faithful observance of each of the agreements and covenants contained in this
Section 7.1 will not cause Eldridge any undue hardship, financial or otherwise, and enforcement of each of the covenants contained in this Section 7.1 will not impair his ability, if he so desires, to obtain employment commensurate with his abilities and on terms fully acceptable to him or otherwise obtain income required for the comfortable support of him and his family and the satisfaction of the needs of his creditors.

               (ii) Eldridge covenants and agrees that he will not, at any time during the period of his employment and for a period of one (1) year after the termination of his employment, compete with the Surviving Corporation or Parent within the continental United States. As used in this Section 7.1, to "compete" shall mean to, directly or indirectly, own, manage, operate, join, control, be employed by, or become a director, officer, employee , agent, broker, consultant, representative or shareholder of a corporation or an owner of an interest in or an employee, agent, broker, consultant, representative or partner of a partnership or in any other capacity whatsoever of any other form of business association, sole proprietorship or partnership, or otherwise be connected in any manner with the development, construction ownership, management, leasing or operation of any tower, tower site telecommunications facility or telecommunications equipment or any other activities similar to the activities engaged in by the Surviving Corporation at the date of termination of Eldridge's employment.

               (iii) Eldridge and Subsidiary and Parent acknowledge that the Surviving Corporation and Parent will be irreparably damaged (and damages at law would be an inadequate remedy) if this Section 7.1 is not specifically enforced. Therefore, solely in the event of a breach or threatened breach by Eldridge of any provision of this Section 7.1, the Surviving Corporation and Parent shall be entitled, is addition to all other rights or remedies which may be available at law or in equity, to an injunction restraining such breach, without being required to show any actual damage or to post an injunction bond, and/or to a decree for specific performance of the provisions of this Section 7.1.

          (f) TERMINATION. (i) Eldridge's employment shall terminate on the first to occur of any of the following events:

                    (A) December 31, 2000 (unless such date shall be extended to a date agreeable to each of Eldridge and the Surviving Corporation in their respective discretion).

                    (B) Termination by the Surviving Corporation for cause, upon written notice to Eldridge from the Surviving Corporation, which "cause" shall be limited to:

                         (1)  the failure of or refusal by Eldridge to comply
with the material orders, advice, directions, policies, standard and regulations of the Surviving Corporation or its Board of Directors, as promulgated from time to time.

                         (2)  an act or acts of fraud or dishonesty by Eldridge;

                         (3)  any felony conviction of Eldridge;

                         (4)  the persistent absence by Eldridge from his
employment without cause or explanation; or

                         (5)  any willful malfeasance, gross negligence or other
activity by Eldridge which, in the judgment of the Surviving Corporation, is of such serious nature that it would make continued employment not in the best interest of the Surviving Corporation.

                    (C)  The death of Eldridge.

                    (D) By Eldridge, at his option, after sixty (60) days prior written notice to the Surviving Corporation.

                    (E) If Eldridge is disabled. For purposes of this Agreement, Eldridge shall be deemed "disabled" if it is determined that a continuing physical or mental impairment has prevented him from fulfilling his duties for a period of three (3) consecutive months; or

                    (F) At the option of the Surviving Corporation, upon the occurrence of a Change in Control.

               (ii) Upon termination, Eldridge shall be entitled to receive his Base Salary up to and including the effective date of such termination plus any other benefits required by applicable law; provided, however, (A) if Eldridge is terminated pursuant to
                   --------  -------
clauses (f)(i)(B) or (D) above, neither Eldridge nor the Limited Partnership shall be entitled to receive any Cash Consideration pursuant to section 3.1(a) or Share Consideration pursuant to Section 3.1(b) for the calendar year in which such termination occurs or any year thereafter, (B) if Eldridge is terminated pursuant to clause (f)(i)(F) above, Eldridge shall be entitled to receive severance compensation equal to his then current Base Salary upon the occurrence of the Change in Control, (C) if Eldridge is terminated pursuant to clause
(f)(i)(E) above, Eldridge shall be entitled to receive Cash Consideration pursuant to Section 3.1(a) or Share Consideration pursuant to Section 3.1(b) for the calendar year in which such disability occurs if, and only if, such disability qualifies him to receive long-term disability benefits that the Surviving Corporation's successor would provide to him as an officer of such successor entity and (D) if Eldridge is terminated pursuant to clause (f)(i)(C) above, Eldridge shall be entitled to receive Cash Consideration pursuant to
Section 3.1(a) or Share Consideration pursuant to Section 3.1(b) for the calendar year in which such death occurs.

          (g) GENERAL. Eldridge shall, at all times, conduct his activities in accordance with the policies, procedures, and programs established by the Surviving Corporation's Board of Directors and Eldridge's authority shall be limited to said policies, procedures and programs.

          (h) SURVIVAL. The terms of this Article VII shall survive the Closing.

     7.2 COM-NET ACCOUNT RECEIVABLE. At Closing, Subsidiary shall pay, by cashier's check, attorneys' trust account check or bank wire transfer, the Com-Net Account Receivable; provided, however, that Subsidiary shall pay the Com-Net Account Receivable by repaying, on behalf of Eldridge, the outstanding principal balance of that certain loan in the original principal sum of $2,495,216 by Eldridge from First Tennessee Bank.

     7.3 NOTE PAYABLE. Within thirty (30) days after the end of the fiscal quarter in which the EBITDA of the Surviving Corporation first exceeds $1,000,000 in the year 1999, Subsidiary shall pay to Eldridge, by cashier's check, attorneys' trust account check or bank wire transfer of immediately available funds, the outstanding principal balance of the Note Payable; provided, however, (a) that, at Closing, Eldridge shall release, remise, acquit
--------  -------
and forever discharge the Surviving Corporation and Parent for all interest accrued up to and including the Closing Date and agree that such interest on the Note Payable shall not accrue thereafter pursuant to an instrument satisfactory to the Surviving Corporation and Parent in their reasonable discretion and (b) in the event the EBITDA of the Surviving Corporation does not exceed $1,000,000 for the twelve (12) month period ended December 31, 1999, Eldridge shall release, remise, acquit and forever discharge the Surviving Corporation and Parent from any liability, claims or demands arising out of or related to the Note Payable pursuant to an instrument satisfactory to the Surviving Corporation and Parent in their reasonable discretion.

                                 ARTICLE VIII

                            CONDITIONS PRECEDENT TO
                     SUBSIDIARY'S AND PARENT'S PERFORMANCE

     Subsidiary's and Parent's obligations hereunder are expressly contingent upon fulfillment of such of the following terms and conditions (collectively, the "Subsidiary's and Parent's Conditions Precedent") as have not been waived in
     ----------------------------------------------
writing by Subsidiary and Parent:

     8.1 PERFORMANCE OF COVENANTS AND ACCURACY OF REPRESENTATIONS. All of Shareholders' and Com-Net's representations and warranties in this Merger Agreement (considered collectively), and each of these representations and warranties (considered individually) must have been accurate in all respects as of the date of this Merger Agreement and must be accurate in all material respects as of the Closing Date as if made on the Closing Date, without giving effect to any supplement to the Disclosure Letter, and all of Shareholders' and Com-Net's covenants, duties and obligations in this Merger Agreement must have been fully and completely performed as of the Closing Date.

     8.2 NO LEGAL ACTION AGAINST CONTEMPLATED TRANSACTIONS. Since the date of this Merger Agreement, there must not have been commenced or threatened against Subsidiary, or against any Person affiliated with Subsidiary, any Proceeding (a) involving any challenge to, or seeking damages or other relief in connection with, any of the Contemplated Transactions, or (b) that may have the effect of preventing, delaying, making illegal, or otherwise interfering with any of the Contemplated Transactions.

     8.3 NO CLAIM REGARDING STOCK OWNERSHIP OR SALE PROCEEDS. There must not have been made or threatened by any Person any Claim asserting that such Person
(a) is the holder or the beneficial owner of, or has the right to acquire or to obtain beneficial ownership of, any stock of, or any other voting, equity, or ownership interest in, Com-Net or the Property, or (b) is entitled to all or any portion of the Purchase Price payable for the Shares.

     8.4 NO PROHIBITIONS. Neither the consummation nor the performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time), materially contravene, or conflict with, or result in a material violation of, or cause Subsidiary or any Person affiliated with Subsidiary to suffer any material adverse consequence under, (a) any applicable Legal Requirement or Order, or (b) any Legal Requirement or Order that has been published, introduced, or otherwise proposed by or before any Governmental Body.

     8.5 ESTOPPELS. Subsidiary shall have obtained on or before the Closing Date a Ground Lessor Estoppel from each Ground Lessor under each of the Ground Leases substantially in the form of Exhibit "8.5(a)" attached hereto, a Tenant
                                    ----------------
Estoppel from each Tenant under each of the Tenant Leases substantially in the form of Exhibit "8.5(b)" attached hereto, and a Landlord
        ----------------

Estoppel from each Landlord under each of the Office Leases substantially in the form of Exhibit "8.5(c)" attached hereto.
        ---------------

     8.6 TITLE TO SHARES AND PROPERTY. Each Shareholder shall have good title to the Shares free and clear of all liens and encumbrances and Com-Net shall have good, and in the case of the Owned Real Property, marketable fee simple title, to the Property free and clear of all liens and encumbrances, excepting only the Permitted Exceptions, and Subsidiary shall have obtained (a) Uniform Commercial Code, judgment and tax lien searches confirming that no such liens or encumbrances exist, (b) a commitment issued by First American Title Insurance Company pursuant to which such company agrees to issue to Subsidiary an owner's policy of title insurance in such amount as Subsidiary may determine in its reasonable discretion insuring (i) with respect to the Owned Real Property, the LLC's fee simple interest in such Owned Real Property, (ii) with respect to Leased Real Property, the LLC's leasehold interest in such Leased Real Property under the applicable Ground Lease, and (iii) Com-Net's interest under any Easements, in each case subject only to such matters as may be acceptable to Subsidiary, and (c) a current survey of each parcel of Real Property meeting ALTA requirements and prepared by a surveyor acceptable to Subsidiary which confirms that all Improvements are located upon the Real Property and do not encroach upon any easements of record and that no improvements from adjoining properties encroach upon the Real Property and otherwise does not reveal any matter which renders the interest of the LLC in the Real Property unmarketable.

     8.7 ENVIRONMENTAL ASSETS. Subsidiary shall have obtained environmental site assessment reports for the Real Property issued by an environmental engineer confirming that the Real Property has not in the past been used, and is not presently being used, for the handling, storage, transportation, disposal or release of hazardous or toxic substances, materials, pollutants or waste (or similar items under applicable environmental Legal Requirements).

     8.8 ZONING AND LAND USE. Subsidiary and Subsidiary's counsel shall be satisfied that the Property and the operation of the business of leasing space on the Towers are in compliance with all Legal Requirements and with all easements, restrictive covenants, reservations and similar matters of record affecting the Property (as evidenced by such documentation as Subsidiary may reasonably require, including written confirmation from the applicable Governmental Authorities that the Property is in compliance with all Legal Requirements relating to zoning, land use and building matters), or that no laws, rules, regulations, easements, restrictive covenants, reservations, and similar matters of record affecting the Property are applicable thereto.

     8.9 FAA AND FCC MATTERS. Subsidiary shall have obtained evidence that the Towers are in full compliance with all applicable FAA and FCC Legal Requirements.

     8.10 NO CHANGE IN THE PROPERTY. No material adverse changes in the Property have occurred between the date of this Merger Agreement and the Closing Date.

     8.11 EXECUTION AND DELIVERY OF DOCUMENTS. Each Shareholder and Com-Net shall have executed and delivered to Subsidiary any and all documents and instruments contemplated by this Merger Agreement, including without limitation those set forth on Exhibit "8.11" attached hereto.
                   --------------

     8.12 THIRD PARTY APPROVALS. Subsidiary shall have obtained all third party approvals and/or non-disturbance agreements from all Governmental Authorities, landlords, mortgagees, secured parties or other Persons deemed necessary by Subsidiary in order to consummate the transactions contemplated by this Merger Agreement and in order for Subsidiary to obtain title insurance for the Surviving Corporation's contemplated interest in the Real Property.

     8.13 OPINIONS OF COUNSEL. Eldridge, the Limited Partnership and Com-Net shall have delivered to Subsidiary and Parent a written opinion from counsel, dated as of the Closing Date, to the effect set forth on Exhibit "8.13" attached
                                                         --------------
hereto.

     8.14 SUBSIDIARY'S SATISFACTION. Subsidiary and its Representatives shall have conducted their inspection and due diligence of Com-Net and the Property. If Subsidiary is not satisfied, in its sole and absolute discretion, with the results of such inspection and due diligence for any reason whatsoever, including without limitation as a result of Subsidiary's review or inspection of the Disclosure Letter, the Financial Statements, the Property, the Permits, any applicable Legal Requirements concerning the Property, the Tenant Leases, the Easements, the Ground Leases, the Office Leases, all related tests, borings, inspections, surveys, studies, environmental site assessments and other inspections or measurements thereof or related thereto, this condition precedent shall be deemed not to be fulfilled.

     8.15 HSR ACT. All required filings under the HSR Act shall have been made and any required waiting period under the laws applicable to the Contemplated Transactions shall have expired or been earlier terminated.

     8.16 COMPLETION OF AUDIT; REVIEWED FINANCIALS.  The audit for the twelve
(12) month period ended December 31, 1998 and the review for the three (3) month period ended March 31, 1999 being conducted by Blackburn, Childers & Steagall, PLC, independent certified public accountants, shall have been completed and copies of such audit and review shall have been delivered to Subsidiary within five (5) days prior to the Closing Date.

     8.17 RELEASE. Christopher Cohan, a former shareholder of Com-Net, shall have executed a waiver and release agreement releasing Subsidiary and Parent from any and all claims against Com-Net and its successors arising out of, or relating to, (i) the Com-Net Stock Purchase Agreement or (ii) the Merger, which waiver and release agreement shall be substantially in the form attached hereto as Exhibit "8.17."

     8.18 APPROVALS. Each of Subsidiary's and Parent's Board of Directors and the Lenders shall have approved the Contemplated Transactions.

     8.19 PERMITS, CONSENTS AND LICENSES. Prior to or concurrent with the closing, Com-Net shall have obtained all permits, consents and licenses necessary for the Surviving Corporation to continue to conduct Com-Net's construction business.

     8.20 SBA/LLC PURCHASE AGREEMENT. All conditions precedent in Articles VI and VII of the SBA/LLC Purchase Agreement shall have been satisfied, at or prior to Closing.

     8.21 PERMITTED EXCEPTIONS. Subsidiary and Parent shall have reviewed and approved, in their sole discretion, the Permitted Exceptions described in the Disclosure Letter.

     In the event that any of the Subsidiary's and Parent's Conditions Precedent shall not have been fulfilled to the satisfaction of Subsidiary and Parent, in their sole and absolute discretion or waived in writing by Subsidiary and Parent, Subsidiary or Parent shall notify the Shareholders in writing as to which Condition(s) Precedent has not been fulfilled, which notice shall state with reasonable specificity the reason and basis for such Condition(s) Precedent not having been fulfilled. The Shareholders shall have a period of three (3) days following their receipt of such notice within which to notify Subsidiary and Parent in writing that the Shareholders intend to attempt to cause such Condition(s) Precedent to be fulfilled. In the event the Shareholders provide Subsidiary and Parent with such notice, the Shareholders shall have a period of thirty (30) days within which to attempt to cause such Condition(s) Precedent to be fulfilled and the Closing shall be extended to accommodate such efforts. In the event the Shareholders fail to provide Subsidiary and Parent with such notice within such three (3) day period or provide such notice within such three
(3) day period but fail to cause such Condition(s) Precedent to be fulfilled to the satisfaction of the Subsidiary and Parent in their sole and absolute discretion within such thirty (30) day period, Subsidiary and Parent will have the right, in their sole and absolute discretion, and without any liability or obligation to any Shareholder or Com-Net whatsoever, to terminate this Merger Agreement. Subsidiary and Parent will notify each Shareholder in writing of any Condition(s) Precedent which have not been fulfilled prior to 10:00 a.m. Eastern Time on the Closing Date. If Subsidiary or Parent fails to so notify each Shareholder within such time period, then Subsidiary and Parent will be deemed to have fulfilled or waived all Condition(s) Precedent, and all rights of Subsidiary and Parent to terminate this Merger Agreement pursuant to this
Article VIII will be null and void and of no further force or effect.


                                  ARTICLE IX

               CONDITIONS PRECEDENT TO SHAREHOLDERS' PERFORMANCE

     The obligations of each Shareholder hereunder are expressly contingent upon fulfillment of such of the following terms and conditions (collectively, the "Shareholders' Conditions Precedent") as have not been waived in writing by each
 ----------------------------------
Shareholder:

     9.1 PERFORMANCE OF COVENANTS AND ACCURACY OF REPRESENTATIONS. All of Subsidiary's and Parent's representations and warranties in this Merger Agreement (considered collectively), and each of these representations and warranties (considered individually), must have been accurate in all respects as of the date of this Merger Agreement, and must be accurate in all material respects as of the Closing Date as if made on the Closing Date, and all of Subsidiary's and Parent's duties, obligations and covenants in this Merger Agreement must have been fully and completely performed in all material respects as of the Closing Date.

     9.2 EXECUTION AND DELIVERY OF DOCUMENTS. Subsidiary and Parent shall have executed and delivered to the Shareholders any and all documents and instruments contemplated by this Merger Agreement, including without limitation those set forth on Exhibit "9.2" attached hereto.
         -------------

     In the event that any of the Shareholders' Conditions Precedent shall not have been fulfilled to the satisfaction of the Shareholders or waived in writing by the Shareholders, the Shareholders will notify Subsidiary and Parent in writing as to which Condition(s) Precedent has not been fulfilled, which notice shall state with reasonable specificity the reason and basis for such Condition(s) Precedent not having been fulfilled. Subsidiary and Parent shall have a period of three (3) days following their receipt of such notice within which to notify the Shareholders in writing that Subsidiary or Parent intend to attempt to cause such Condition(s) Precedent to be fulfilled. In the event Subsidiary or Parent provides the Shareholders with such notice, Subsidiary and Parent shall have a period of thirty (30) days within which to attempt to cause such Condition(s) Precedent to be fulfilled and the Closing shall be extended to accommodate such efforts. If Subsidiary or Parent fail to provide the Shareholders with such notice within such three (3) day period or provide such notice but fail to cause such Condition(s) Precedent to be fulfilled within such thirty (30) day period, Shareholders will have the right, in their discretion, and without any liability or obligation to Subsidiary or Parent whatsoever, to terminate this Merger Agreement. The Shareholders will notify Subsidiary and Parent in writing as to which Condition(s) Precedent have not been fulfilled prior to 10:00 a.m. Eastern Time on the Closing Date. If the Shareholders fail to so notify Subsidiary and Parent within such time period, then the Shareholders will be deemed to have fulfilled or waived all Condition(s) Precedent, and all rights of Com-Net and Shareholders to terminate this Merger Agreement pursuant to this Article IX will be null and void and of no further force or effect.

                                   ARTICLE X

                                   EXPENSES

     10.1 ATTORNEYS' FEES. The Shareholders and Subsidiary will pay their or its own attorneys' fees and costs incurred in connection with the negotiation of this Merger Agreement and consummation of the Closing. The Shareholders shall pay all attorneys' fees and costs incurred in connection with the assignment and transfer contemplated by Section 6.1(p) of this Agreement. The Shareholders agree that they shall pay any attorneys' fees incurred by Com-Net on or prior to the Closing Date, regardless of whether incurred in connection with the negotiation of this Merger Agreement and the consummation of the Closing or otherwise.

     10.2 TRANSFER TAXES; RECORDING COSTS. The Shareholders will pay the cost of all deed or other transfer taxes (including all documentary stamp taxes) with respect to the Contemplated Transactions and all recording costs of any documents executed herewith (including recording costs associated with releases and other documents required to clear title or to comply with the Shareholders' or Com-Net's obligations hereunder). The Shareholders will pay the cost of all deed or other transfer taxes (including all documentary stamp taxes) with respect to the assignment and transfer contemplated by Sections 6.1(p) of this Merger Agreement and all recording costs of any documents executed in connection therewith (including any recording costs associated with releases and other documents required to clear title).

     10.3 OTHER EXPENSES. Subsidiary or Parent will pay the cost of any title insurance obtained by Subsidiary or Parent on behalf of the Surviving Corporation with respect to the Contemplated Transactions. Any items of cost or expense not specifically allocated above will be paid by the party to the transaction that customarily bears such cost or expense within Washington County, Tennessee.

                                  ARTICLE XI

                                INDEMNIFICATION

     11.1 SURVIVAL. All representations, warranties, covenants, and obligations in this Merger Agreement, the Disclosure Letter, the supplements to the Disclosure Letter, and any other certificate or document delivered pursuant to this Merger Agreement will survive the Closing. Except as set forth below in this Section 11.1, the right to indemnification, payment of Damages or other remedy based on such representations, warranties, covenants, and obligations will not be affected by any investigation conducted with respect to, or any knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Merger Agreement or the Closing Date, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant, or obligation. Except as set forth below in this Section 11.1, the waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation, will not affect the right to indemnification, payment of Damages, or other remedy based on such representations, warranties, covenants, and obligations. Notwithstanding the foregoing, in the event that, prior to the Closing Date, Subsidiary or Parent shall have obtained actual knowledge of the inaccuracy of or noncompliance with any such representation, warranty, covenant, or obligation, neither Subsidiary nor Parent shall have any right to indemnification, payment of Damages or other remedy under this Merger Agreement based such inaccuracy or noncompliance unless Subsidiary or Parent shall have notified the Shareholders of the failure of the applicable Condition(s) Precedent to have been fulfilled based upon such inaccuracy or noncompliance and afforded the Shareholders the opportunity to cause such Condition(s) Precedent to be fulfilled as provided in the last paragraph of Article VIII of this Agreement.

     11.2 INDEMNIFICATION BY THE SHAREHOLDERS AND COM-NET. Each of Eldridge, the Limited Partnership, its partners and the directors and officers of Com-Net (prior to the Closing Date), jointly and severally, will indemnify and hold harmless Parent Subsidiary and the Surviving Corporation (after the Closing
Date) and their respective Representatives, attorneys, officers, directors, shareholders, controlling persons, and affiliates (collectively, the "Subsidiary
                                                                      ----------
Indemnified Persons") for, and will pay to the Subsidiary Indemnified Persons
-------------------
the amount of, any loss, liability, claim, damage (including incidental and consequential damages), expense (including costs of investigation and defense and reasonable attorneys' fees) or diminution of value, whether or not involving a third-party Claim (collectively, "Damages"), arising, directly or indirectly,
                                    -------
from or in connection with (a) any Breach of any representation or warranty made by Com-Net or any Shareholder in this Merger Agreement (without giving effect to any supplement to the disclosure letter described therein), the disclosure letter described therein, the supplements to the disclosure letter described therein, or any other certificate or document delivered by Com-Net or any Shareholder pursuant to this Merger Agreement, (b) any Breach of any representation or warranty made by LLC or any member thereof in the SBA/LLC Purchase Agreement (without giving effect to any supplement to the Disclosure Letter), the Disclosure Letter, the supplements to the Disclosure Letter, or any other certificate or document delivered by LLC or any member thereof pursuant to the SBA/LLC Purchase Agreement, (c) any Breach by any Shareholder or Com-Net of any covenant or obligation of such Shareholder or Com-Net in this Merger Agreement, (d) any Breach by any member of LLC or by LLC of any covenant of any such member or the LLC in the SBA/LLC Purchase Agreement, (e) any services provided or Property owned by Com-Net prior to the Closing Date, (f) any claim by any Person for brokerage or finder's fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by any such Person with any Shareholder or Com-Net (or any Person acting on their behalf) in connection with any of the Contemplated Transactions, (g) the Airplane Lease and any documents or obligations related to the plane leased pursuant thereto (such as, but not limited to any agreements for maintenance, hanger space or pilot services) or (h) the Com-Net Stock Purchase Agreement. The remedies provided in this Section will not be exclusive of or limit any other remedies that may be available to any of the Subsidiary Indemnified Persons.

     11.3 INDEMNIFICATION BY SUBSIDIARY AND PARENT. Subsidiary and Parent will indemnify and hold harmless the Shareholders and their respective Representatives (collectively, the "Shareholder Indemnified Persons") for, and
                                    -------------------------------
will pay to such Shareholder Indemnified Persons the amount of, any Damages arising, directly or indirectly, from or in connection with (a) any Breach of any representation or warranty made by Subsidiary or Parent in this Merger Agreement or in any certificate delivered by Subsidiary or Parent pursuant to this Merger Agreement, (b) any claim by any Person for brokerage or finder's fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by such Person with Subsidiary or Parent (or any Person acting on their behalf) in connection with any of the Contemplated Transactions.

     11.4 PROCEDURE FOR INDEMNIFICATION.

          (a) Promptly after receipt by an indemnified party or of notice of the commencement of any Proceeding against it, such indemnified party will, if a Claim is to be made against an indemnifying party under such section, give notice to the indemnifying party of the commencement of such Claim, but the failure to notify the indemnifying party will not relieve the indemnifying party of any liability that it may have to any indemnified party, except to the extent that the indemnifying party demonstrates that the defense of such action is prejudiced by the indemnifying party's failure to give such notice.

          (b) If any such Proceeding is brought against an indemnified party and it gives notice to the indemnifying party of the commencement of such Proceeding, the indemnifying party will, unless the Claim involves taxes, be entitled to participate in such Proceeding and, to the extent that it wishes (unless (i) the indemnifying party is also a party to such Proceeding and the indemnified party determines in good faith that joint representation would be inappropriate, or (ii) the indemnifying party fails to provide reasonable assurance to the indemnified party of its financial capacity to defend such Proceeding and provide indemnification with respect to such Proceeding), to assume the defense of such Proceeding with counsel satisfactory to the indemnified party and, after notice from the indemnifying party to the indemnified party of its election to assume the defense of such Proceeding, the indemnifying party will not, as long as it diligently conducts such defense, be liable to the indemnified party under this Section for any fees of other counsel or any other expenses with respect to the defense of such Proceeding, in each case subsequently incurred by the indemnified party in connection with the defense of such Proceeding, other than reasonable costs of investigation. If the indemnifying party assumes the defense of a Proceeding, (i) it will be conclusively established for purposes of this Merger Agreement that the Claims made in that Proceeding are within the scope of and subject to indemnification;
(ii) no compromise or settlement of such claims may be effected by the indemnifying party without the indemnified party's consent unless (A) there is no finding or admission of any violation of Legal Requirements or any violation of the rights of any Person and no effect on any other Claims that may be made against the indemnified party, and (B) the sole relief provided is monetary damages that are paid in full by the indemnifying party; and (iii) the indemnified party will have no liability with respect to any compromise or settlement of such claims effected without its consent. If notice is given to an indemnifying party of the commencement of any Proceeding and the indemnifying party does not, within ten days after the indemnified party's notice is given, give notice to the indemnified party of its election to assume the defense of such Proceeding, the indemnifying party will be bound by any determination made in such Proceeding or any compromise or settlement effected by the indemnified party.

          (c) Notwithstanding the foregoing, if an indemnified party determines in good faith that there is a reasonable probability that a Proceeding may adversely affect it or its affiliates other than as a result of monetary damages for which it would be entitled to indemnification under this Merger Agreement, the indemnified party may, by notice to the indemnifying party, assume the exclusive right to defend, compromise, or settle such Proceeding, but the indemnifying party will not be bound by any determination of a Proceeding so defended or any compromise or settlement effected without its consent (which may not be unreasonably withheld).

     11.5 RIGHT OF OFFSET. Notwithstanding any provision to the contrary contained in this Merger Agreement, Parent and the Surviving Corporation shall have the right to, without any further notice to or authorization from the Shareholders, offset against any sums or other consideration owed by either Parent or the Surviving Corporation to either of the Shareholders (other than any sum owed to Eldridge under Section 7.1 of this Agreement), against any amounts owed by either of the Shareholders to either Parent or the Surviving Corporation, whether under this Agreement, the SBA/LLC Purchase Agreement or otherwise. For purposes of this Section 11.5, the fair market value of Parent Common Stock shall be determined as follows: (a) if Parent is then a publicly traded company, the fair market value shall be the average closing price per share of Parent Common Stock quoted on a national market for the five (5) trading days immediately preceding the date of any claim by the Shareholders against the Surviving Corporation and/or Parent or (b) if Parent is then a privately held company, the fair market value of the Parent Common Stock shall be determined by Parent's independent certified public accountants.

                                  ARTICLE XII

                                    DEFAULT

     12.1 SUBSIDIARY'S OR PARENT'S DEFAULT. If either Subsidiary or Parent fails to perform its obligations under this Merger Agreement, the Shareholders' and Com-Net's sole and exclusive remedies shall be to bring an action for specific performance.

     12.2 COM-NET OR SHAREHOLDERS' DEFAULT. If Com-Net or any Shareholder fails to perform any of its or his obligations under this Merger Agreement, Subsidiary's and Parent's remedies shall be to bring an action for specific performance or a combination of specific performance and damages. No remedy conferred upon Subsidiary or Parent is intended to be exclusive of any other remedy provided for in this Merger Agreement, and each remedy provided for in this Merger Agreement will be cumulative and in addition to every other remedy available under this Merger Agreement. No single or partial exercise any remedy will preclude any other or further exercise thereof. This provision shall be in addition to Subsidiary's and Parent's remedies under Section 11 hereof.

                                 ARTICLE XIII

                                 MISCELLANEOUS

     13.1 BROKERS. Neither Parent, Subsidiary, Com-Net, nor any Shareholder has entered into an agreement with any agent, broker or finder in connection with the transaction contemplated by this Merger Agreement. Each party will indemnify, defend and hold harmless the other party from any Claims of any agent, broker or finder claiming to have entered into an agreement with the indemnifying party in connection with this Merger Agreement. This Section will survive the Closing or any termination of this Merger Agreement.

     13.2 INTERPRETATION. The singular includes the plural and the plural includes the singular. The word "or" is not exclusive and the word "including" is not limiting. References to a law include any rule or regulation issued under the law and any amendment to the law, rule or regulation. Unless otherwise indicated, references to a Section or Exhibit mean a Section or Exhibit contained in or attached to this Merger Agreement. The caption headings in this Merger Agreement are for convenience and reference only and do not define, modify or describe the scope or intent of any of the terms of this Merger Agreement. This Merger Agreement will be interpreted and enforced in accordance with its provisions and without the aid of any custom or rule of law requiring or suggesting construction against the party drafting or causing the drafting of the provisions in question.

     13.3 NOTICES.   All notices, demands or communications required or
permitted under this Merger Agreement will be in writing and delivered by hand or mailed by certified mail, return receipt requested, postage and registration or certification charges prepaid, or by nationally recognized overnight courier service, or by fax, to the party entitled thereto at the address and to the fax number first set forth in this Agreement, or such other party(ies), address(es) or fax number(s) as either party specifies by written notice to the other from time to time. Any legal counsel or any substitute counsel as designated by Com-Net, any Shareholder, Subsidiary or Parent by written notice to the other parties is authorized to give notices (but not receive) under this Merger Agreement on behalf of its respective client.

     13.4 ENFORCEMENT COSTS. If any civil action, arbitration or other legal proceeding is brought for the enforcement of this Merger Agreement, or because of an alleged dispute, breach, default or misrepresentation in connection with any provision of this Merger Agreement, the successful or prevailing party or parties shall be entitled to recover reasonable attorneys' fees, sales and use taxes, court costs and all expenses even if not taxable as court costs (including, without limitation, all such fees, taxes, costs and expenses incident to arbitration, appellate, bankruptcy and post-judgment proceedings), incurred in that civil action, arbitration or legal proceeding, in addition to any other relief to which such party or parties may be entitled. Attorneys' fees shall include, without limitation, paralegal fees, investigative fees, administrative costs, sales and use taxes and all other charges billed by the attorney to the prevailing party. The terms of this Section shall survive the Closing.

     13.5 ASSIGNMENT. Subsidiary and Parent will have the right to assign this Merger Agreement to any Affiliate of Subsidiary or Parent with the consent of each Shareholder (which consent shall not be unreasonably withheld), after which
(a) Subsidiary or Parent will be relieved of their obligations, as the case may be, under this Merger Agreement, (b) the assignee will be solely responsible for such obligations, and (c) the assignee may enforce all rights and remedies of Subsidiary and Parent under this Merger Agreement. The Shareholders and Com-Net may not assign his or its rights or obligations with respect to this Merger Agreement without the prior written consent of Subsidiary.

     13.6 GOVERNING LAW. This Merger Agreement will be governed by and construed and enforced in accordance with the internal laws of the State of Florida, without regard to Florida's choice or conflict of laws provisions.

     13.7 ARBITRATION. Any controversy or claim between Com-Net, the Shareholders, Parent and Subsidiary with respect to the subject matter of this Merger Agreement, including any controversy or claim arising out of an alleged tort, will be determined by binding arbitration in accordance with the Federal Arbitration Act (or if not applicable, the applicable state law) and the Rules of Practice and Procedure for Judicial Arbitration and Mediation Services ("JAMS"). Judgment upon any arbitration award may be entered into in any court having jurisdiction. Any party to this Merger Agreement may bring an action, including a summary or expedited proceeding, to compel arbitration of any controversy or claim under this Merger Agreement in any court having jurisdiction over such action. The arbitration will be conducted in Palm Beach County, Florida and administered by JAMS, who will appoint the arbitrator. If JAMS is unable or legally precluded from administering the arbitration, then the American Arbitration Association will serve. All arbitration hearings will commence within 90 days of the demand for arbitration. Further, the arbitrator will only, upon a showing of cause, be permitted to extend the commencement of such hearing for up to an additional 60 days.

     13.8 INTEGRATION. All prior understandings and agreements (including the Deal Point Summary attached hereto as Exhibit "13.8") among the parties with
                                      -------------
respect to the subject matter of this Merger Agreement are merged in this Merger Agreement. No party shall rely upon any statement, covenant or representation made by any other party which is not embodied in this Merger Agreement.

     13.9 AMENDMENTS. No purported amendment to or waiver of any term of this Merger Agreement will be binding upon any party, or have any other force or effect in any respect, unless the same is in writing and signed by the party to be charged.

     13.10 BINDING EFFECT. This Merger Agreement will be binding upon, and will inure to the benefit of, each Shareholder, Com-Net and Subsidiary and Parent, and each of their respective heirs, executors, administrators, legal representatives, successors and permitted assigns.

     13.11 FURTHER ASSURANCES. Each party will, from time to time, execute, acknowledge and deliver such further instruments, and perform such additional acts, as the other parties may reasonably request in order to effectuate the intent of this Merger Agreement. In addition, each Shareholder agrees to keep and make available for inspection and duplication by Subsidiary and its representatives, agents, employees, accountants and attorneys, all financial and other records and pertinent documents requested by Subsidiary with respect to Com-Net and the Property, and each Shareholder shall cause the current or former officers, directors, representatives, agents, independent public accountants of Com-Net to supply Subsidiary with all information reasonably requested by Subsidiary with respect to Com-Net. This Section will survive the Closing.

     13.12 THIRD PARTIES. Nothing in this Merger Agreement, whether express or implied, is intended to confer any rights or remedies to any Persons other than the Shareholders, Com-Net, Subsidiary and Parent and their respective successors and permitted assigns.

     13.13 COUNTERPARTS; FACSIMILE DELIVERY. This Merger Agreement may be executed in two or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument. Delivery of an executed signature page of this Merger Agreement by facsimile transmission shall be effective as delivery of a manually executed counterpart hereof.

     13.14 SEVERABILITY. If any provision of this Merger Agreement or any other agreement entered into pursuant hereto is contrary to, prohibited by or deemed invalid under applicable law or regulation, such provision shall be inapplicable and deemed omitted to the extent so contrary, prohibited or invalid, but the remainder hereof shall not be invalidated thereby and shall be given full force and effect so far as possible. If any provision of this Merger Agreement may be construed in two or more ways, one of which would render the provision invalid or otherwise voidable or unenforceable and another of which would render the provision valid and enforceable, such provision shall have the meaning which renders it valid and enforceable. The terms of this Section will survive the Closing.

     13.15 COOPERATION. Prior to Closing, upon the request of the Shareholders, the Shareholders, Com-Net, Parent and Subsidiary shall cooperate with each other to restructure the Contemplated Transaction to maximize the tax treatment afforded to the Shareholders provided any such restructuring does not have or result in a material adverse effect on the business, assets, property, or condition (financial or otherwise) of Parent or Subsidiary, the economic benefits of the Contemplated Transaction to the parties or the validity or enforceability of this Merger Agreement.



                   [SIGNATURES BEGIN ON NEXT FOLLOWING PAGE]

     This Merger Agreement has been executed by each Shareholder, Com-Net, Parent and Subsidiary on the dates set forth below.

                                    SHAREHOLDERS:

                                    /s/ Daniel J. Eldridge
                                    -------------------------------------
                                    DANIEL J. ELDRIDGE

                                    ELDRIDGE FAMILY LIMITED PARTNERSHIP

                                    By: /s/ Daniel J. Eldridge
                                       ----------------------------------
                                       Name: Daniel J. Eldridge

                                    COM-NET CONSTRUCTION SERVICES
                                    INC., a California corporation


                                    By: /s/ Daniel J. Eldridge
                                       ----------------------------------
                                       Name:  Daniel J. Eldridge
                                       Title:

                                    SUBSIDIARY:

                                    SBA CONSTRUCTION SERVICES,
                                    INC., a Florida corporation

                                    By: /s/ Jeffrey A. Stoops
                                       ----------------------------------
                                       Name:  Jeffrey A. Stoops
                                       Title:  Senior Vice President

                                    PARENT:

                                    SBA COMMUNICATIONS CORPORATION, a Florida corporation


                                    By: /s/ Jeffrey A. Stoops
                                       ----------------------------------
                                       Name:  Jeffrey A. Stoops
                                       Title: Senior Vice President

                             SCHEDULE OF EXHIBITS
                             --------------------


Exhibit "1"         -    Defined Terms

Exhibit "4.5"       -    Certified Copy of Organizational Documents, Certificate
                         of Limited Partnership and Agreement of Limited
                         Partnership

Exhibit "6.1(m)"    -    Amendment to Headquarters Lease

Exhibit "8.5(a)"    -    Form of Estoppel Certificate from Each Ground Lessors

Exhibit "8.5(b)"    -    Form of Estoppel Certificate From Tenants

Exhibit "8.5(c)"    -    Form of Estoppel Certificate from Landlord

Exhibit "8.11"      -    List of Shareholders' Closing Documents

Exhibit "8.13"      -    Opinion of Counsel to Eldridge, the Limited Partnership
                         and Com-Net

Exhibit "8.17"      -    Form of Release/Waiver

Exhibit "9.2"       -    List of Subsidiary's and Parent's Closing Documents

Exhibit "13.8"      -    Copy of Deal Point Summary

                                  EXHIBIT "1"
                                  -----------

                                 Defined Terms

The following terms will have the following meanings throughout this Merger
Agreement:

     "Affiliate" - with respect to a Person, any other Person that, directly or
      ---------
indirectly through one or more intermediaries, controls, is controlled by or is under common control with the first Person.

     "Airplane Lease" - the Lease Agreement, dated as of May 12, 1998, by and
      --------------
between Fleet National Bank and Com-Net (Lease No. 10398-DE).

     "Appurtenant Property" - all right, title and interest of Com-Net or the
      --------------------
Shareholders, if any, in and to all (a) streets, roads, easements, contract rights and rights-of-way appurtenant to the Real Property, (b) covenants, restrictions, agreements, development rights, air rights, density rights, drainage rights, riparian and/or littoral rights benefitting the Real Property,
(c) utility mains, service laterals, hydrants, valves and appurtenances servicing the Real Property, (d) utility deposits and reservation fees paid by or on behalf of a Shareholder or Com-Net with respect to the Real Property, and
(e) oil, gas, minerals, soil, flowers, shrubs, crops, trees, timber, compacted soil, submerged lands and fill appurtenant to the Real Property.

     "Balance Sheets" - collectively, the balance sheets of Com-Net referred to
      --------------
in Section 4.9 of this Merger Agreement.

     "Breach" - a "Breach" of a representation, warranty, covenant, obligation,
      ------
or other provision of this Merger Agreement or any instrument delivered pursuant to this Merger Agreement will be deemed to have occurred if there is or has been
(a) any inaccuracy in or breach of, or any failure to perform or comply with, such representation, warranty, covenant, obligation, or other provision, or (b) any claim (by any Person) or other occurrence or circumstance that is or was inconsistent with such representation, warranty, covenant, obligation, or other provision, and the term "Breach" means any such inaccuracy, breach, failure, claim, occurrence, or circumstance.

     "Business Day" - any day other than a Saturday, Sunday or a day upon which
      ------------
banking institutions in the State of Florida are authorized or required by law to close.

     "Change of Control" - the occurrence of one or more of the following
      -----------------
events: (i) a person or entity or group (as that term is used in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended) of persons or entities, other than persons or entities who are the shareholders of Parent as of the date of this Agreement, shall have become the beneficial owner of securities of Parent representing a majority of the combined voting power of the outstanding securities of Parent ordinarily having the right to vote in the election of directors (excluding an initial public offering of the Parent Common Stock) or (ii) a person or entity or group (as so defined ) of persons or entities and its designees, other than persons or entities who are the shareholders of

Parent as of the date of this Merger Agreement or their designees, shall represent a majority of Parent's Board of Directors or (iii) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, the assets of Parent to any person or entity (as so defined) of persons or entities or (iv) the shareholders of Parent shall approve any plan or proposal for the liquidation or dissolution of Parent.

     "Claim" - any claim, damage, loss, liability, obligation, demand, defense,
      -----
judgment, suit, proceeding, disbursement or expense, including reasonable attorneys' fees or costs (including those related to appeals).

     "Closing" -  the date upon which the consummation of the Merger occurs in
      -------
accordance with the terms of this Merger Agreement.

     "Closing Date" - as defined in Section 1.2.
      ------------

     "Code" - the Internal Revenue Code of 1986 or any successor law, and
      ----
regulations issued by the IRS pursuant to the Internal Revenue Code or any successor law.

     "Com-Net Account Receivable" - that certain account receivable due Com-Net
      --------------------------
from the LLC in the amount of $2,415,216 which account receivable has been assigned by Com-Net to Eldridge.

     "Construction Contracts" - those contracts by and between Com-Net and
      ----------------------
Owners for the construction of Towers.

     "Com-Net Stock Purchase Agreement" - the Stock Purchase Agreement, dated as
      --------------------------------
of January 6, 1998, by and among Eldridge and Christopher Cohan.

     "Contemplated Transactions" - all of the transactions contemplated by this
      -------------------------
Merger Agreement, including the execution, delivery, and performance of this Merger Agreement and the documents and instruments referred to herein and the performance by Parent, Subsidiary, the Shareholders and Com-Net, of their respective covenants and obligations under this Merger Agreement.

     "Contract" - any agreement, contract, obligation, promise, or undertaking
      --------
(whether written or oral and whether express or implied) that is legally binding upon Com-Net, the Shareholders or their respective assets, (including, without limitation, the Office Leases, Construction Contracts, Ground Leases, Tenant Leases and Easements).

     "Current Funds" - wired funds, cashier's check or certified check.
      -------------

     "Disclosure Letter" - that certain completed disclosure letter delivered by
      -----------------
the Shareholders and Com-Net to Subsidiary within ten (10) days after the execution of this Merger Agreement containing, among other things, true, correct and complete copies of certain records, documentation and other information concerning the ownership, use, operation and condition of the Property.

     "Easements" -  the easements described in the Disclosure Letter through
      ---------
which access to the Real Property is required or through which utilities to the Real Property are provided.

     "EBITDA"  - for any period, net income determined in accordance with GAAP
      ------
for such period plus, without duplication and to the extent reflected as a
                ----
charge in the statement of such net income for such period, the sum of (a) income tax expense, (b) interest expense, amortization or writeoff of debt discount and debt issuance costs and commissions, discounts and other fees and charges associated with indebtedness, (c) depreciation and amortization expense,
(d) amortization of intangibles (including, but not limited to, goodwill) and organization costs, (e) any extraordinary, unusual or non-recurring expenses or losses (including, whether or not otherwise includeable as a separate item in the statement of such net income for such period, losses on sales of assets outside of the ordinary course of business) and (f) any other non-cash charges, and minus, to the extent included in the statement of such net income for such
    -----
period, the sum of (a) interest income (except to the extent deducted in determining interest expense), (b) any extraordinary, unusual or non-recurring income or gains (including, whether or not otherwise includeable as a separate item in the statement of such net income for such period, gains on the sales of assets outside of the ordinary course of business), and (c) any other non-cash income; provided, however, that (1) with respect to Sections 3.1 (b)(ii) and
        --------  -------
(b)(iii), the EBITDA Calculation for all Towers built directly or indirectly by the Surviving Corporation for ownership by Parent (including all Towers built in 1999 prior to Closing), if any, shall include a 20% gross profit margin, and (2) in calculating net income and EBITDA, in no event shall indirect corporate overhead of Parent be allocated to the Surviving Corporation.

     "Effective Date" - the date upon which a counterpart of this Merger
      --------------
Agreement, fully executed by the Shareholders, Com-Net, Parent and Subsidiary, is received by Subsidiary.

     "FAA" - Federal Aviation Authority.
      ---

     "FCC" - Federal Communications Commission.
      ---

     "Financial Statements" - collectively, all of the financial information
      --------------------
with respect to Com-Net to be delivered to Subsidiary in accordance with Section
4.9 of this Merger Agreement.

     "GAAP"- generally accepted United States accounting principles, applied on
      ----
a basis consistent with the basis on which the Balance Sheets and the other financial statements referred to in this Merger Agreement were prepared.

     "Governmental Authority" - the United States of America, the state, county,
      ----------------------
town or other municipality in which any of the Property is located and any entity exercising executive, legislative, judicial, regulatory or administrative functions over or pertaining to any of the Property (including the FAA, the FCC, any drainage district, street lighting district or special taxing district).

     "Governmental Authorization" - any approval, consent, license, permit,
      --------------------------
waiver, or other authorization issued, granted, given, or otherwise made available by or under the authority of any Governmental Authority or pursuant to any Legal Requirement.

     "Ground Leases" - the ground leases described in the Disclosure Letter
      -------------
pursuant to which Com-Net leases Real Property upon which any of the Towers are located.

     "Ground Lessors" - each of the lessors under the Ground Leases.
      --------------

     "Headquarters Lease" - the Lease Agreement, dated as of November 1, 1995,
      ------------------
by and among Daniel J. Eldridge and Tammy Eldridge, as landlord and Com-Net, as tenant.

     "HSR Act" - Hart Scott Rodino Antitrust Improvements Act of 1976, as
      -------
amended.

     "Improvements" - the Towers, and all poles, buildings, equipment shelters,
      ------------
storage facilities, cabinets, anchors, guy wires and other improvements which are located on or appurtenant to the Property.

     "Indebtedness" - without duplication, (a) all indebtedness for borrowed
      ------------
money, (b) all obligations for deferred purchase price of property or services (other than trade payables incurred in the Ordinary Course of Business), (c) all obligations evidenced by notes, bonds, debentures or other similar instruments (other than performance bonds and other obligations of a like nature incurred in the Ordinary Course of Business), (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all capital lease obligations, (f) all obligations, contingent or otherwise, as an account party under acceptance, letter of credit or similar facilities, (g) all obligations, contingent or otherwise, to purchase, redeem retire or otherwise acquire for value any capital stock, (h) all guarantee obligations in respect of obligations of the kind referred to in clauses (a) through (g) above, (i) all obligations of the kind referred to in clauses (a) through (h) above secured by (or for which the holder of such obligation has an existing right, contingent or otherwise, to be secured by a lien on property (including, without limitation, accounts and contract rights) owned, whether or not assumed or liabilities arise for the payment of such obligation, (j) the $2,495,216 account payable owed by LLC to Com-Net, which account receivable Com-Net has assigned to Eldridge, (k) an account payable owed by LLC to Com-Net in the amount of $1,500,000 for or on account of Towers built or being built by Com-Net for the LLC, which account payable may be increased solely by amounts expended for or on account of Towers built or being built by Com-Net for the LLC, and (l) the Note Payable.

     "Intangible Personal Property" - any development rights, documents,
      ----------------------------
technical matter and work product relating to the Property, including any Permits, environmental studies, construction, engineering, architectural, landscaping or other plans or drawings related to the Property and any surveys, maps, site plans, plats and other graphics relating to the Property.

     "IRS"- the United States Internal Revenue Service or any successor agency,
      ---
and, to the extent relevant, the United States Department of the Treasury.

     "Leased Real Property" - the real property described in the Disclosure
      --------------------
Letter as being ground leased by any Shareholder or Com-Net.

     "Legal Requirements" - any law, ordinance, order, rule or regulation of any
      ------------------
Governmental Authority which pertains to the Property, a Shareholder or Com-Net, including without limitation, all building, zoning, land use, subdivision, setback, platting, health, traffic, environmental, hazardous waste, natural resources or flood control matters.

     "Lenders" - the several lenders from time to time party to the Amended and
      -------
Restated Credit Agreement, dated as of February 5, 1999, by and among Parent, SBA Telecommunications, Inc., the several lenders from time to time party thereto, Lehman Brothers, Inc., General Electric Capital Corporation, Toronto Dominion (Texas), Inc., Barclays Bank PLC and Lehman Commercial Paper, Inc.

     "LLC" - Com-Net Development Group, LLC, a Tennessee limited liability
      ---
company and an affiliate of Com-Net, which was formed November 4, 1997 for the purpose of acquiring, developing and investing in communications towers.

     "Merger Agreement" - this instrument, together with all exhibits, schedules
      ----------------
and addenda attached hereto.

     "Note Payable" - that certain Note payable to Daniel J. Eldridge by Com-Net
      ------------
in an amount equal to $1,144,505.

     "Offices" - the premises described in the Office Leases.
      -------

     "Office Leases" - (a) the Headquarters Lease; and (b) certain development
      -------------
office leases between Com-Net and certain landlords in New Jersey, Raleigh, North Carolina and Cincinnati, Ohio.

     "Order"- any award, decision, injunction, judgment, order, ruling,
      -----
subpoena, or verdict entered, issued, made, or rendered by any court, administrative agency, or other Governmental Authority or by any arbitrator.

     "Ordinary Course of Business"- an action which is taken in the ordinary
      ---------------------------
course of the normal day-to-day operations of the Person taking such action consistent with the past practices of such Person, is not required to be authorized by the board of directors of such Person (or by any Person or group of Persons exercising similar authority) and is similar in nature and magnitude to actions customarily taken, without any authorization by the board of directors (or by any Person or group of Persons exercising similar authority), in the ordinary course of the normal day-to-day operations of other Persons that are in the same line of business as such Person.

     "Organizational Documents"- (a) the articles or certificate of
      ------------------------
incorporation and the bylaws of a corporation; (b) any charter or similar document adopted or filed in connection with the creation, formation, or organization of a Person; and (c) any amendment to any of the foregoing.

     "Owned Real Property" - the real property described in the Disclosure
      -------------------
Letter as being owned by any Shareholder or Com-Net.

     "Owner" - those Persons who have contracted with Com-Net to construct
      -----
Towers.

     "Parent Common Stock" - shares of validly issued, registered, fully paid
      -------------------
and non-assessable Class A Common Stock, $.01 par value per share, of the Parent.

     "Permits" - all permits, licenses, authorizations, certificates of
      -------
occupancy, certificates of completions, variances and similar approvals of any Governmental Authority having jurisdiction over Com-Net or the Property.

     "Permitted Exceptions" - the exceptions to, or liens or encumbrances upon,
      --------------------
title to any portion of the Property set forth in the Disclosure Letter.

     "Person" - any individual, corporation (including any non-profit
      ------
corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union, or other entity or Governmental Authority.

     "Proceeding"- any action, arbitration, audit, hearing, investigation,
      ----------
litigation, or suit (whether civil, criminal, administrative, investigative, or informal) commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Authority or arbitrator.

     "Property" - collectively, the Contracts (including, without limitation,
      --------
the Office Leases, the Construction Contracts, the Tenant Leases, the Ground Leases and the Easements), the Real Property, the Appurtenant Property, the Intangible Personal Property, the Improvements and the Tangible Personal Property.

     "Real Property" - collectively, the Leased Real Property and the Owned Real
      -------------
Property.

     "Related Person"- with respect to a particular individual, (a) each other
      --------------
member of such individual's Family, (b) any Person that is directly or indirectly controlled by such individual or one or more members of such individual's Family, (c) any Person in which such individual or members of such individual's Family hold (individually or in the aggregate) a Material Interest; and (d) any Person with respect to which such individual or one or more members of such individual's Family serves as a director, officer, partner, executor, or trustee (or in a similar capacity). With respect to a specified Person other than an individual, (a) any Person that directly or indirectly controls, is directly or indirectly controlled by, or is directly or indirectly under common control with such specified Person, (b) any Person that holds a Material Interest in such specified Person, (c) each Person that serves as a director, officer, partner, executor, or trustee of such specified Person (or in a similar capacity), (d) any Person in which such specified Person holds a Material Interest, (e) any Person with respect to which such specified Person serves as a general partner or a trustee (or in a similar capacity); and (f) any Related Person of any individual described in clause (b) or (c). For purposes of this definition, (a) the "Family" of an individual includes (i) the individual,
(ii) the individual's spouse and former spouses, (iii) any other natural person who is related to the individual or the individual's spouse within the second degree, and (iv) any other natural person who resides with such individual, and
(b) "Material Interest" means the direct or indirect right to vote or dispose of voting securities or other voting interests representing at least 10% of the outstanding voting power of a Person or equity securities or other equity interests representing at least 10% of the outstanding equity securities or equity interests in a Person.

     "Representative"- with respect to a particular Person, any director,
      --------------
officer, employee, agent, consultant, advisor, or other representative of such Person, including legal counsel, accountants, and financial advisors.

     "SBA/LLC Purchase Agreement" - the Purchase Agreement, dated as of March
      --------------------------
31, 1999, by and among Parent, LLC, SBA Towers Tennessee, Inc., a Florida corporation, and Eldridge.

     "Service Contracts" - all service contracts, maintenance contracts and
      -----------------
management contracts, if any, affecting the Property.

     "Shares"- all of the issued and outstanding shares of capital stock of Com-
      ------
Net.

     "subsidiary"- with respect to any Person (the "Owner"), any corporation or
      ----------
other Person of which securities or other interests having the power to elect a majority of that corporation's or other Person's board of directors or similar governing body, or otherwise having the power to direct the business and policies of that corporation or other Person (other than securities or other interests having such power only upon the happening of a contingency that has not occurred) are held by the Owner or one or more of its Subsidiaries; when used without reference to a particular Person, "Subsidiary" means a Subsidiary of Com-Net.

     "Tangible Personal Property" - all personal property, furniture, fixtures,
      --------------------------
equipment, appliances, vehicles, inventory and other items of personal property owned by Com-Net and used in connection with the Property (including any unassembled towers).

     "Tax Return" - any return (including any information return), report,
      ----------
statement, schedule, notice, form, or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Authority (including, without limitation, the State of California or any agency thereof) in connection with the determination, assessment, collection, or payment of any tax or in connection with the administration, implementation, or enforcement of or compliance with any Legal Requirement relating to any tax.

     "Tenant Estoppels" - estoppel letters from each of the Tenants to
      ----------------
Subsidiary, in form and substance reasonably acceptable to Subsidiary.

     "Tenant Leases" - the leases, licenses and other occupancy agreements
      -------------
described in the Disclosure Letter pursuant to which any Person is granted the right to use space or install equipment on the Towers or in any of the Improvements located on the Real Property on which the Towers are located.

     "Tenants" - each of the lessees, licensees or other occupants under the
      -------
Tenant Leases.

     "Tower" - communication towers or monopoles owned or leased by Com-Net
      -----
(whether completed or under construction).

                                 EXHIBIT "4.5"
                                 -------------

 Certified Copy of Organizational Documents, Certificate of Limited Partnership
                   and the Agreement of Limited Partnership

                             (See Attached Copies)

                               EXHIBIT "6.1(M)"
                               ----------------

                       Form of First Amendment to Lease

     THIS FIRST AMENDMENT TO LEASE (hereinafter referred to as "Amendment") made and entered into this _________ day of _________, 1999, by and between Daniel J. Eldridge and wife, Tammy Eldridge, (hereinafter collectively referred to as the "Landlord") and Com-Net Construction Services, Incorporated, a Tennessee corporation ("Tenant").

                                  WITNESSETH:

     WHEREAS, Landlord and Tenant executed a Lease dated as of November 1, 1995 (hereinafter referred to as "Lease") wherein Tenant leased the land described in

Exhibit "A" attached hereto and made a part hereof in the 11th Civil District of
-----------
Washington County, Tennessee together with the improvements situated thereon;
and

     WHEREAS, Landlord and Tenant desire to otherwise amend the Lease as provided herein.

     NOW THEREFORE, in consideration of One Dollar ($1.00) and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Landlord and Tenant agree as follows:

1. Section 2 of the Lease is hereby amended by adding the following to the end of such section:

     Tenant shall have the right to extend the Term by up to three (3) additional Terms of five (5) years each (each such extended term shall be referred to as "Extended Term"). In order to exercise an Extended Term,
                     -------------
     Tenant shall deliver to Landlord notice of its intention to renew not less than thirty (30) days prior to the expiration of the Term or Extended Term, as the case may be.

2. Section 3 of the Lease is hereby amended by adding the following to the end of such section:

     Effective November 1, 2000, the annual Base Rent shall be increased to One Hundred Ten Thousand and No/100 Dollars ($110,000.00), in the event Tenant elects to exercise an Extended Term. Thereafter, the Base Rent shall increase each year on November 1 by the percentage increase in the "CPI Index" (as hereinafter defined). Each such November 1 shall be referred to as the "Adjustment Date." The CPI Index published for the month preceding the Adjustment Date shall be compared with the CPI Index published for the month preceding November 1, 2000 (in the case of the first adjustment) and with the month preceding the previous Adjustment Date (in the case of each subsequent adjustment). After the appropriate CPI Index becomes available, which may be after the Adjustment Date, Landlord shall recalculate the Base Rent and give Tenant notice of the increase. Until Tenant receives such notice from Landlord, Tenant shall continue to pay the Base Rent due and payable prior to the Adjustment Date; provided, however, within ten (10) days of receipt of such notice, Tenant shall remit to Landlord the difference, if any, owed between the Base Rent actually paid by Tenant from and after the Adjustment Date and the recalculated Base Rent due and payable as of the Adjustment Date.

     The "CPI Index" means the "Consumer Price Index" published by the U.S. Department of Labor, Bureau of Labor Statistics, U.S. City Average, All Items for Urban Wage Earners and Clerical Workers (1982-84=100). If the CPI Index is discontinued or materially revised during the term of this Lease, Landlord shall adopt a substitute governmental index for computation which reasonably reflects consumer prices for purposes of computing the cost of living adjustment provided for herein.

4. Sections 6A.1-3. of the Lease shall be deleted in its entirety and replaced with the following:

     1. Failure by Tenant to pay Rent or other payments owing to Landlord on the date they are due and such failure continues for a period of ten
          (10) days after receipt of written notice from Landlord that the same are due and owing; or

     2. If Tenant shall be in default under any other non-monetary provision of this Lease and shall remain so for a period of thirty (30) days after Landlord has provided written notice to Tenant of such default, provided that if any such default cannot reasonably be remedied by Tenant within thirty (30) days after written notice of default, then Tenant shall have such additional time as shall be reasonably necessary to remedy such default provided that during such time Tenant is continuously and diligently pursuing the remedy necessary to cure such default.

5. Section 10 of the Lease shall be deleted in its entirety and replaced with the following:

     10.  INDEMNITY.  The Tenant does hereby agree to indemnify and hold the
          ---------
          Landlord harmless from any claims or damages resulting from any accident or misadventure, which may occur upon the Premises during the period of the Tenant's occupancy and arising solely out of Tenant's

6.   The following language shall be added as new sections to the end of the
Lease:

     12.  ASSIGNMENT AND SUBLEASING.  Tenant may sublet the Premises or may
          --------------------------
          assign or transfer this Lease in whole or in part without Landlord's consent.

     13.  LENDER PROVISIONS.   Tenant may from time to time grant to its lenders
          -----------------
          ("Lenders") a lien on and security interest in all assets and personal property of Tenant located on the Premises, including, but not limited to, all accounts receivable, inventory, goods, machinery and equipment owned by Tenant (the

          Personal Property") as collateral security for the repayment of any
          -----------------
          indebtedness to the Lenders, (B) the Lenders may, in connection with any foreclosure or other similar action relating to the Personal Property, enter upon the Premises (or permit their representatives to do so on their behalf) in order to implement a foreclosure or other action without liability to you; provided, however, that (i) rent is
                                           --------  -------
          paid to Landlord during occupancy by or on behalf of the Lenders for any purpose, (ii) the Lenders pay for any damages caused by the Lenders or their representatives in removing the Personal Property from the Premises, and (iii) the Lenders otherwise comply with the terms of the Lease, (C) Landlord hereby agrees to subordinate any security interest, lien, claim or other similar right, including, without limitation, rights of levy or distraint for rent, Landlord may have in or on the Personal Property, whether arising by agreement or by law, to the liens and/or security interests in favor of the Lenders, whether currently existing or arising in the future, (D) nothing contained herein shall be construed to grant a lien upon or security interest in any of Landlord's assets, (E) to the extent required by the terms of the Lease, Landlord consents to any grant by Tenant to any Lenders of a lien on Tenant's leasehold interest in the Lease, (F) in the event Landlord gives Tenant any notice of default or termination of the Lease (or commence any legal process relating thereto), Landlord will endeavor to simultaneously give a duplicate copy thereof to the Lenders but shall incur no liability due to your failure to give such notice and the failure to give such notice shall not limit your ability to exercise any remedies available to Landlord under the Lease, (G) Landlord agrees to accept performance on the part of any of the Lenders or their agents or representatives as though performed by Tenant to cure any default or condition for termination, and (H) the terms of this paragraph may not be modified, amended or terminated except in writing signed by the Lenders.

     14.  NOTICES. All notices, demands, requests, consents, approvals and other
          -------
          instruments required or permitted to be given pursuant to this Lease will be in writing, signed by the notifying party, or officer, agent or attorney of the notifying party, and will be deemed to have been effective upon delivery if served personally, including but not limited to delivery by messenger, overnight courier service or by overnight express mail, or upon posting if sent by registered or certified mail, postage prepaid, return receipt requested, and addressed as follows:

          To Landlord:

          Daniel J. Eldridge and wife, Tammy Eldridge


          ____________________

          ____________________

          To Tenant:


          BEFORE __________, 1999:
          Com-Net Construction Services, Inc.

          ____________________

          ____________________

          AFTER ___________, 1999:
          SBA Communications Corporation
          One Town Center Road, 3rd Floor
          Boca Raton, Florida  33486

          The address to which any notice, demand, or other writing may be delivered to any party as above provided may be changed by written notice given by the party as above provided.

     15.  CONSENT TO MERGER. Landlord acknowledges that Tenant may be merging
          -----------------
          into Com-Net Construction Services, Inc., a Florida corporation and an indirectly owned subsidiary of SBA Communications Corporation ("New Com-Net"). Landlord hereby consents to the proposed merger of Tenant into New Com-Net and upon confirmation of such merger, will treat New Com-Net as the Tenant under this Lease .

7. All terms not otherwise defined in this Amendment shall have the meaning given to them in the Lease. All of the provisions of the Lease affected by this Amendment shall be deemed amended, whether or not actually specified herein, if any such amendment is clearly necessary in order to effectuate the intent of the parties hereto. To the extent of any conflict between the provisions of the Lease and the provisions of this Amendment, the
     latter shall supersede and control.   Except as and to the extent herein
     modified, the terms and provisions of the Lease are re-ratified and re-affirmed by the parties hereto.

     IN WITNESS WHEREOF, Landlord and Tenant have placed their hands and seals below on the date first above cited.


WITNESSES:                                   TENANT:


____________________________                 COM-NET CONSTRUCTION SERVICES,
Print Name:_________________                 INCORPORATED, a Tennessee
                                             corporation

____________________________
Print Name:_________________                 By:____________________________
                                             Print Name:____________________
                                             Title:_________________________

WITNESSES:                                   LANDLORD:


____________________________
Print Name:_________________                 ____________________________
                                             Daniel J. Eldridge

____________________________
Print Name:_________________


____________________________
Print Name:_________________                 ____________________________
Tammy Eldridge

____________________________
Print Name:

STATE OF _______________
COUNTY OF ______________


Personally appeared before me, the undersigned, a Notary Public within and for said State and County, duly commissioned and qualified, ______________, with whom I am personally acquainted, or proved to me on the basis of satisfactory evidence, and who, upon oath, acknowledged himself to be the __________ of Com-Net Construction Services, Inc., a Tennessee corporation, the within named bargainor, and that he as such _________________, being authorized to do so, executed the foregoing instrument, for the purposes therein contained by signing the name of the corporation by himself as such officer.

Witness my hand and seal at office this _____ day of __________, 1999.

My Commission Expires:


                                         [SEAL]

STATE OF _______________
COUNTY OF ______________

Personally appeared before me, the undersigned, a Notary Public in and for said County and State, duly commissioned and qualified, ____________, the within named bargainor, with whom I am personally acquainted, or proved to me on the basis of satisfactory evidence, and who acknowledges that they executed the foregoing instrument for the purposes therein contained.

Witness my hand and seal at office this _____ day of __________, 1999.

My Commission Expires:

                                         [SEAL]

STATE OF TENNESSEE
COUNTY OF ______________

Personally appeared before me, the undersigned, a Notary Public in and for said County and State, duly commissioned and qualified, ____________, the within named bargainor, with whom I am personally acquainted, or proved to me on the basis of satisfactory evidence, and who acknowledges that they executed the foregoing instrument for the purposes therein contained.

Witness my hand and seal at office this _____ day of __________, 1999.

My Commission Expires:

                               EXHIBIT "8.5(A)"
                               ----------------

                   Form of Ground Lease Estoppel Certificate

                        SBA COMMUNICATIONS CORPORATION
                      ONE TOWER CENTER ROAD, THIRD FLOOR
                          BOCA RATON, FLORIDA  33486

____________, 1999

_________________

_________________

_________________

_________________


     Re:  Lease Agreement ("Ground Lease") dated _________________________ by
                            ------------
          and between [INSERT NAME OF LESSOR] herein after referred to as ("Landlord") and COM-NET CONSTRUCTION SERVICES, INC. ("Tenant") with
            --------                                             ------
          respect to that certain real property located in ________________, ____________ ("Property")
                         --------

Dear [NAME OF GROUND LESSOR]:

     SBA Communications Corporation, a Florida Corporation ("SBA"), and its
                                                             ---
indirectly wholly owned subsidiary, SBA Construction Services, Inc., a Florida corporation ("Subsidiary"), and Tenant have signed an agreement under which Tenant will merge with and into Subsidiary and Subsidiary will be the surviving corporation (the "Surviving Corporation"). The Ground Lease and any tenant's interest in the Property and all rights and proceeds relating thereto are referred to as the "Leasehold Estate".
                    ----------------

     SBA, certain of its affiliates and certain lenders selected by SBA and its affiliates ("Lenders") may have entered, and may from time to time in the future
             -------
enter into loan or credit agreements, pursuant to which the Lenders may have extended, or may in the future extend, credit or loan money to SBA or its affiliates. As a condition to such extensions of credit, such Lenders may require liens on certain of the Surviving Corporation's or SBA's assets located on the Property and consent by you to the Surviving Corporation's or SBA's granting of a leasehold mortgage on the Leasehold Estate.

     As part of our due diligence review in determining whether to consummate such transaction, we would ask that you confirm the following:

     1. You consent to the proposed merger to the extent the terms of the Ground Lease would require your consent to such merger with the understanding that this consent will be effective only if the proposed transaction closes.

     2. Attached as Exhibit "A" is a true and complete copy of the Ground Lease and all amendments or modifications thereto. The Ground Lease constitutes the entire agreement between you and Tenant with respect to the subject matter thereof.

     3. The expiration date of the initial term of the Ground Lease is ____________ and Tenant has the option to extend the term of the Ground Lease for _____successive terms of ________ years.

     4. Tenant's monthly base rent under the Ground Lease is $___________, Tenant must pay monthly $______________ as additional rent and all rent, additional rent and other charges due and payable under the Ground Lease have been paid through ______________, 19__.

     5. Neither you nor Tenant is in default under the Ground Lease and there is no event which, with the giving of notice and/or the passage of time, would constitute such a default.

     6. You have no claim or defense of any nature whatsoever against Tenant with respect to the Ground Lease and there is no event which, with the giving of notice and/or the passage of time, would constitute the basis of such a claim or defense.

     We would appreciate you reviewing and signing this letter at your earliest possible convenience as we would like to conclude this transaction a quickly as possible. If you have any questions or comments, please do not hesitate to contact me at ___-___-____.

Sincerely,


____________________________
[NAME OF SENDER]
[TITLE OF SENDER]


ACKNOWLEDGED AND CONFIRMED:


____________________________
[NAME OF GROUND LESSOR]

                               EXHIBIT "8.5(B)"
                               ----------------

                      Form of Tenant Estoppel Certificate

                        SBA COMMUNICATIONS CORPORATION
                      ONE TOWER CENTER ROAD, THIRD FLOOR
                          BOCA RATON, FLORIDA  33486

[DATE]

[NAME OF TENANT]
[ADDRESS OF TENANT]

     Re: Lease, dated __________, 19__ between COM-NET CONSTRUCTION SERVICES, INC. ("Landlord") and [INSERT NAME OF TENANT] ("Tenant") (the "Lease"), with respect to [INSERT ADDRESS OR DESCRIPTION OF THE PROPERTY] (the "Property")

Dear [NAME OF TENANT]:

     SBA Communications Corporation, a Florida corporation ("SBA"), its indirectly wholly owned subsidiary SBA Construction Services, Inc., a Florida corporation ("Subsidiary"), and Landlord have signed an agreement under which Landlord will merge with and into Subsidiary. Pursuant to the Merger Agreement, SBA and Subsidiary would become the owner of the Lease and certain of Landlord's assets located on the Property, including any antenna tower.

     As part of our due diligence review in determining whether to consummate such transaction, we would ask that you confirm the following:

     1. Attached as Exhibit "A" is a true and complete copy of the Lease and all amendments or modifications thereto. The Lease constitutes the entire agreement between you and Landlord with respect to the subject matter thereof. To the extent required by the terms of the Lease, you consent to the proposed transfer of the Landlord's rights and interests under the Lease to Subsidiary (by operation of the merger) with the understanding that this consent will be effective only if the proposed transaction closes.

     2. The term of the Lease commenced on ___________ and you have the option to extent the term of the Lease for_______ (____) successive terms of ______ (___) years each. The expiration date of the initial term of the Lese is ___________________.

     3. Rent in the amount of $__________ is payable ___________. All rents and all other charges due and payable under the Lease have been paid through

          _____________, 19__, and no amounts have been or will be paid to Landlord for more than one month in advance.

     4. You have no right to free rent, rebate of rent or any other type of rental concession with respect to the Lease except as expressly provided for in the Lease.

     5. The amount of the security deposit paid to and currently being held by Landlord under the Lease is $__________.

     6. Neither you nor landlord is in default under the Lease and there is no event which, with the giving of notice and/or the passage of time, would constitute such a default.

     7. You have no claim or defense of any nature whatsoever against Landlord with respect to the Lese and there is no event which, with the giving of notice and/or the passage of time, would constitute the basis of such a claim or defense. You have no offsets, claims, counterclaims or defenses of any nature whatsoever to the performance of your obligations under the Lease (including, without limitation, the obligation to pay rent) and, there is no condition which, with the giving of notice and/or the passage of time, would constitute the basis of such an offset, claim, counterclaim or defense.

     8. You have not assigned, transferred or otherwise encumbered your interest under the Lease or subleased any part of the Property.

     9. You have no outstanding options, right of first refusal or rights of first negotiation to purchase all or any part of the Property.

     10. No petition has been filed by or against you for protection under any bankruptcy, creditor's rights, insolvency or other similar statutes.

     11. You have not in the past used, and are not presently using the Property for the handling, storage, transportation, or disposal of hazardous or toxic substances, materials, pollutants or waste (or similar items under applicable environmental laws or regulations). To the best of your knowledge, there has been no release of any such items into the environment from the Property or in, on or under the Property.

     We would appreciate you reviewing and signing this letter at your earliest possible convenience as we would like to conclude this transaction a quickly as possible. Once executed, please return same to me by facsimile at 561-997-0343 and by regular mail. If you have any questions or comments, please do not hesitate to contact me at 561-995-7670.

Sincerely,


____________________________
Neil H. Seidman, Esq.
Acquisitions Manager/Corporate Counsel

ACKNOWLEDGED AND CONFIRMED:


____________________________
By: ________________________
Its: _______________________

                               EXHIBIT "8.5(C)"
                               ----------------

                     Form of Landlord Estoppel Certificate

                           [Letterhead of Landlord]



[DATE]

SBA Construction Services, Inc.
[ADDRESS]


     Re: Lease, dated November 1, 1995, between Daniel J. Eldridge and Tammy Eldridge ("Landlord") and Com-Net Construction Services, Inc. ("Tenant") (the "Lease") with respect to [INSERT ADDRESS OR DESCRIPTION OF THE PROPERTY] (the "Property")

Gentlemen:

     We understand that the Tenant intends to merge with and into SBA Construction Services, Inc., a Florida corporation ("Subsidiary") and an indirectly wholly owned subsidiary of SBA Communications Corporation, a Florida corporation, and that the surviving corporation of that merger (the "Surviving Corporation") desires to become the tenant under that Lease.

     As the Landlord for the Property described in the Lease and with the understanding that Subsidiary intends to rely on this letter, the undersigned hereby confirms as follows:

     1. The undersigned consents to the proposed transfer of the Tenant's rights and interests under the Lease to the Surviving Corporation with the understanding that this consent will be effective only if the proposed merger transaction closes.

     2. Attached hereto as Exhibit "A" is a true, correct and complete copy of the Lease and all amendments or modifications thereto. The Lease constitutes the entire agreement between the Tenant and the undersigned with respect to the subject matter thereof.

     3. The term of the Lease commenced ___________, 19__ and expires ___________, 19__. Tenant has ______ (__), _____ (__) year options to extend the term of the Lease.

     4. The current base rental is $__________, payable in equal monthly installments of $____________ on the first day of each month. The base rental is subject to adjustment only in accordance with the terms of the Lease.

     5. Tenant has paid in full all rent, maintenance and operation charges and other sums due under the Lease through and including _________, 19__, and has paid a security deposit in the amount of $_________ and prepaid rent in the amount of $__________, each being held by the undersigned under the Lease.

     6. There are no existing defaults by the undersigned or the Tenant under the Lease nor have any notices of default been given or received by the undersigned, and there exists no state of facts which, with the giving of notice or lapse of time or both, would constitute a default under the Lease. Neither the Lease nor the validity, obligation or construction thereof is presently in arbitration or litigation.

     7. The undersigned is the sole owner of the property leased pursuant to the Lease. There are no mortgagees of such premises other than those who have delivered to the Tenant a valid and enforceable subordination, non-disturbance and attornment agreement.

     8. The Lease is valid and enforceable in accordance with its terms and has not been amended, terminated or waived in any manner, orally or in writing, except as indicated in the reference line of this letter and in the copies attached hereto.


Sincerely,



__________________________________
Daniel J. Eldridge


__________________________________
Tammy Eldridge

                                EXHIBIT "8.11"
                                --------------

                    List of Shareholders' Closing Documents

     1.   The Shares.

     2. Evidence that all utility charges for the Towers have been paid through a date not more than thirty (30) days prior to the Closing Date.

     3. An affidavit to Subsidiary's title insurer, in form and substance reasonably acceptable and to Subsidiary, which will be sufficient to have the standard printed exceptions deleted from the title insurance policy of the Surviving Corporation.

     4. An affidavit certifying that each Shareholder is not a "foreign person" under Section 1445(f)(3) of the Code.

     5. A certificate of the secretary of Com-Net setting forth the resolutions adopted by the board of directors and shareholders of Com-Net approving the execution and delivery of each of the Shareholders' Closing Documents and the consummation of the Contemplated Transactions and authorizing and directing the president or any vice president of Com-Net to execute and deliver the documents required to be executed and delivered by Com-Net under the Merger Agreement, which certificate will show the name, office and signature of each officer of Com-Net authorized to execute and deliver such documents.

     6. A certificate of good standing from the Secretary of State of Com-Net's state of incorporation and all other jurisdictions in which it does business verifying that Com-Net (i) is duly organized, validly existing and in good standing in its state of incorporation, and (ii) is duly qualified as a foreign corporation to do business in each such other jurisdiction.

     7. A certificate from each Shareholder and Com-Net, in form and substance reasonably acceptable to Subsidiary, certifying that all representations and warranties of each Shareholder and Com-Net remain true and correct as of the Closing Date.

     8.   The legal opinions required to be delivered in Section 8.13.
                                                         ------------

     9. A final determination of "no hazard" from the FAA for each of the Towers, or evidence satisfactory to Subsidiary that such a determination is not required.

     10. An FCC Form 854R for each of the Towers, or evidence satisfactory to Subsidiary that such form is not required to be filed for each of the Towers.

     11. All original corporate and business documents and instruments related to Com-Net, including without limitation, all minute books, stock ledgers, transfer records, checkbooks and checkbook registers, Tax Returns and accounting records.

     12. A Waiver and Release Agreement regarding the former shareholder of Com-Net.

     13.  The Amendment to Headquarters Lease attached hereto as Exhibit
                                                                 -------
"6.1(m)."
--------

     14. A certificate of the secretary of the general partner of the Limited Partnership setting forth the resolutions adopted by the board of directors of the general partner approving the execution and delivery of each of the Shareholders' Closing Documents and the consummation of the Contemplated Transactions and authorizing and directing the general partner of the Limited Partnership to execute and deliver the documents required to be executed and delivered by the Limited Partnership under the Merger Agreement, which certificate will show the name, office and signature of the officer of the general partner of the Limited Partnership authorized to execute and deliver such documents.

     15. A certificate of good standing from the Secretary of State of the Limited Partnership's state of organization and all other jurisdictions in which it does business verifying that (i) the Limited Partnership is duly organized, validly existing and in good standing in its state of organization.

     16. Any other documents or instruments required by the Merger Agreement or reasonably requested by Subsidiary and Parent to consummate the Closing.

                                EXHIBIT "8.13"
                                --------------

  Form of Opinion of Counsel to Eldridge, the Limited Partnership and Com-Net


                                   _______________, 1999



SBA Communications Corporation
SBA Construction Services, Inc.
One Town Center Road, 3rd Floor
Boca Raton, Florida  33486

Ladies and Gentlemen:

     We have acted as legal counsel to Daniel J. Eldridge ("Eldridge"), Eldridge Family Limited Partnership (the "Limited Partnership) and Com-Net Construction Services, Inc., a California corporation ("Com-Net"), in connection with the merger of Com-Net with and into SBA Construction Services, Inc., a Florida corporation ("Subsidiary") and an indirectly wholly owned subsidiary of SBA Communications Corporation, a Florida corporation ("SBA"), pursuant to that certain Agreement and Plan of Merger, dated as of April __, 1999 (the "Merger Agreement"), by and among Com-Net, Eldridge, the Limited Partnership, SBA and Subsidiary. This opinion letter (this "Opinion Letter") is being delivered pursuant to Section 8.13 of the Merger Agreement. Capitalized terms not otherwise defined in this Opinion Letter have the definitions set forth in the Merger Agreement.

     In rendering the opinions set forth herein, we have examined and relied on originals or copies of the following:

     (i)    the Merger Agreement;

     (ii) the Certificate of Incorporation of Com-Net as currently in effect, the Bylaws of Com-Net and certain resolutions of the Board of Directors and shareholders of Com-Net, each certified by Com-Net as being true and correct and in effect on the date hereof;

     (iii) such records of Com-Net and such agreements, certificates of public officials, certificates of officers or other representatives of Com-Net and others, and such other documents, certificates and records as we have deemed necessary or appropriate as a basis for the opinions set forth herein;

     (iv) a Certificate of Good Standing dated as of ____________, 1999 issued by the Secretary of State of the State of California with respect to Com-Net [AND A CERTIFICATE OF GOOD STANDING AS A FOREIGN CORPORATION ISSUED BY THE SECRETARY OF STATE IN EACH OTHER JURISDICTION IN WHICH COM-NET DOES BUSINESS];

     (v) the Certificate of Limited Partnership of the Limited Partnership as currently in effect, the Agreement of Limited Partnership of the Limited Partnership and certain resolutions of the partners of the Limited Partnership, each certified by the Limited Partnership as being true and correct and in effect on the date hereof; and

     (vi) a Certificate of Good Standing, dated as of _______, 1999, issued by the Secretary of State of __________ with respect to the Limited Partnership.

     Based upon the foregoing, we are of the opinion that:

     1. Each of Com-Net and the Limited Partnership is duly organized, validly existing and in good standing under the laws of the States of California and _________, respectively, and has the power and lawful authority to own its properties and to transact the business in which it is currently engaged. Com-Net is duly qualified to transact business in all other jurisdictions in which it is required to be so qualified.

     2. Com-Net, Eldridge and the Limited Partnership have full power to enter into the Merger Agreement and to carry out their obligations thereunder. The execution and delivery of the Merger Agreement and the consummation of the transactions contemplated thereby have been duly and validly authorized by Com-Net's Board of Directors and shareholders and by the Limited Partnership's partners. No other acts or proceedings on the part of Com-Net, Eldridge or the Limited Partnership will be necessary to authorize execution and delivery of the Merger Agreement or the consummation of the transactions contemplated thereby.

     3. The execution and delivery of the Merger Agreement, the consummation of the transactions contemplated thereby, the performance by Com-Net, Eldridge and the Limited Partnership of each of their obligations under the Merger Agreement, and the exercise of SBA's and Subsidiary's of the rights created by each of the Shareholders' Closing Documents do not and will not (i) violate the Articles of Incorporation or bylaws of Com-Net; (ii) constitute a breach of or a default under any Contract, agreement or instrument to which Com-Net is a party or by which its assets are bound, or result in the creation of a mortgage, lien, security interest or other encumbrance upon the assets of Com-Net; or (iii) violate a judgment, decree or order of any Governmental Authority or court or administrative tribunal, which judgment, decree or order is binding on Com-Net, Eldridge or the Limited Partnership.

     4. No permits, approvals, consents, satisfaction of waiting periods, or waivers thereof of any Governmental Authority, or of any other Person whatsoever, are necessary to allow Com-Net, Eldridge and the Limited Partnership to consummate the transactions contemplated in the Merger Agreement in compliance with, and not in breach of, (i) all applicable Legal Requirements, and (ii) the provisions of any Contract binding upon Com-Net, Eldridge or the Limited Partnership.

     5. No actions, suits or proceedings are pending or overtly threatened in writing against Com-Net, Eldridge or the Limited Partnership that challenge the validity of the Shareholders' Closing Documents or any action to be taken by Com-Net, Eldridge or the Limited Partnership pursuant to the Shareholders' Closing Documents.

     6. The Merger Agreement has been executed and delivered by Com-Net, Eldridge and the Limited Partnership, and is a valid and binding obligation of Com-Net, Eldridge and the Limited Partnership, enforceable against each of them under the law of Florida and the federal law of the United States.

     7. The Shares have been duly and validly issued, fully paid and are non-assessable.

     8. Com-Net does not, either directly or indirectly, beneficially or of record, own any securities or other interests in any other Person, which, by nature of such ownership, would give Com-Net the power to elect a majority of that Person's board of directors or other similar governing body or otherwise give Com-Net the power to direct the business and policies of that Person.

     9. Com-Net's authorized capitalization consists of (i) ______ shares of common stock, $____ par value per share, of which _____ shares are outstanding and ______ shares of preferred stock, $____ par value per share, of which _____ shares our outstanding.

     10. There are no contracts or other agreements or documents, pursuant to which Com-Net may be required to authorize or issue additional securities.

     11. There are no pre-emptive rights or other similar rights, whether under any of the Organizational Documents, any Legal Requirement, or pursuant to any Contract, and no Person has any pre-emptive rights or similar rights to purchase or receive any equity securities or other securities of Com-Net.

     Our opinions are limited to the specific issues addressed and are limited in all respects to laws and facts existing on the date hereof. By rendering this Opinion Letter, we do not undertake to advise you of any changes in such laws or facts which may occur or come to our attention after the date hereof.

     Subject to the foregoing, this Opinion Letter may be relied upon by you only in connection with the Shareholder's Closing Documents and the transactions contemplated therein, and may not be used or relied upon by you or any other person for any purpose whatsoever, without the prior written consent of this Firm.


                                             Very truly yours,


                                             ________________________________

                                EXHIBIT "8.17"
                                --------------

                           Form of Release Agreement


     This AGREEMENT (this "Agreement") is made and entered into on this __ day of _____, 1999, by Christopher Cohan ("Cohan") for the benefit of SBA Communications Corporation, a Florida corporation ("Parent"), and Com-Net Construction Services, Inc., a Florida corporation and an indirectly wholly owned subsidiary of Parent ("Subsidiary") and Com-Net Construction Services, Inc., a California corporation ("Com-Net").

     WHEREAS, Cohan and Daniel J. Eldridge ("Eldridge") entered into that certain Stock Purchase Agreement, dated as of January 6, 1998 pursuant to which Cohan sold 33.333 shares (the "Stock") of common stock in Com-Net Construction Services, Inc., a California corporation ("Com-Net"), to the Eldridge Family Limited Partnership, a Tennessee limited partnership (the "Limited Partnership") (the "Com-Net Stock Purchase Agreement");

     WHEREAS, upon consummation of the transactions contemplated in the Com-Net Stock Purchase Agreement, Eldridge and the Limited Partnership became the beneficial owner of all of the issued and outstanding capital stock of Com-Net;

     WHEREAS, pursuant to the terms and conditions of the Com-Net Stock Purchase Agreement, upon a Sale (as defined in the Com-Net Stock Purchase Agreement) of the Stock within twenty-four months after the closing of the transactions contemplated in the Com-Net Stock Purchase Agreement, the Limited Partnership was required to pay Cohan additional amounts of money as a premium contingent on the price received in connection with such Sale;

     WHEREAS, Eldridge, the Limited Partnership, Parent and Subsidiary entered into that certain Agreement and Plan of Merger, dated as of March __, 1999, pursuant to which Com-Net will be merged with and into Subsidiary (the "Merger Agreement");

     NOW, THEREFORE, in consideration of $100.00 and other good and valuable consideration and with the understanding and expectation that Parent, Subsidiary and Com-Net intend to and shall rely on this Agreement in consummating transactions contemplated by the Merger Agreement, Cohan agrees as follows:

     1.   Release.  Cohan knowingly and voluntarily waives, releases and
          -------
discharges Parent, Subsidiary and Com-Net, their successors and assigns from any and all actions, causes of action, suits, debts, dues, sums of money, accounts, bonds, bills, covenants, contracts, agreements, promises, damages, demands whatsoever, in law or equity, that Cohan may now have or hereinafter can, shall or may have (including, but not limited to, any matter arising under or in any way associated with or relating to the Com-Net Stock Purchase Agreement or the Merger Agreement).

     2.   Counterparts.  This Agreement may be executed in counterparts, each of
          ------------
which shall be deemed an original.

     3.   Governing Law.  This Agreement and all transactions contemplated
          -------------
by this Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Florida.

     IN WITNESS WHEREOF, the parties hereto have duly executed and caused this Agreement to be executed the day and year first written above.

     COHAN:

     ________________________

     Christopher Cohan

                                 EXHIBIT "9.2"
                                 -------------

              List of Subsidiary's and Parent's Closing Documents

     1. A certificate of the secretary of each of Subsidiary and Parent setting forth the resolutions adopted by the board of directors of Subsidiary authorizing and directing the president or any vice president of Subsidiary to execute and deliver the documents required to be executed and delivered by Subsidiary and Parent under this Merger Agreement, which certificate will show the name, office and signature of each officer of Subsidiary and Parent authorized to execute and deliver such documents.

     2. A certificate of good standing from the Secretary of State of Subsidiary's and Parent's states of incorporation verifying that each of Subsidiary and Parent is duly organized, validly existing and in good standing.

     3. A certificate from Subsidiary and Parent, in form and substance reasonably acceptable to the Shareholders, certifying that all representations and warranties of Subsidiary and Parent remain true and correct as of the Closing Date.

     4. Any other documents or instruments required by this Merger Agreement or reasonably requested by the Shareholders to consummate the Closing.

                                EXHIBIT "13.8"
                                --------------

                          Copy of Deal Point Summary

                              (See Attached Copy)